UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

SAFEGUARD SCIENTIFICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
PROPOSAL TO RATIFY KPMG LLP
AUDIT COMMITTEE REPORT
NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
NON-BINDING, ADVISORY VOTE CONCERNING THE FREQUENCY OF THE NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

435 Devon Park Drive, Building 800
Wayne, PA 19087-1945

Phone:	610-293-0600
Toll-Free:	877-506-7371
Fax:	610-293-0601
Internet: www.safeguard.com
SAFEGUARD SCIENTIFICS, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder:
You are invited to attend the Safeguard Scientifics, Inc. 2011 Annual Meeting of Shareholders.

DATE:	May 26, 2011

TIME:	8:00 a.m. Eastern Time

PLACE:	Dolce Valley Forge
301 West DeKalb Pike
King of Prussia, PA 19406
610-337-1200

RECORD DATE:	Only shareholders who owned stock at the close of business on April 8, 2011, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:	1. Vote on the election of eight directors;

2. Vote on the ratification of KPMG LLP as our independent registered public accounting firm for 2011;

3. Vote on a non-binding, advisory resolution concerning the compensation of our named executive officers;

4. Vote on a non-binding, advisory basis concerning the frequency of future advisory votes concerning executive compensation; and

5. Consider such other business as may properly come before the meeting.
We also will report on Safeguard’s business results and other matters of interest to our shareholders. You will have an opportunity at the meeting to ask questions, make comments and meet our management team.
If you do not vote your shares on proposals one (Election of Directors), three (Executive Compensation) and four (Frequency of Compensation Vote), your brokerage firm will not be able to vote your shares for you. As a result, your shares will remain unvoted. Therefore, it is more important than ever that you vote your shares for all proposals.

We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you plan to attend in person. You may vote:
(1) by completing, signing, dating and returning your proxy card or voting instruction form in the prepaid envelope provided; or (in most cases)
(2) by telephone as follows:
Shareholders of Record: Within the USA, US territories and Canada, call 1-800-652-VOTE (8683)
Owners of shares held in street name: call the number indicated in the box at the top left hand side of your voting instruction form;
or
(3) by Internet as follows:
Shareholders of Record: go to www.investorvote.com/SFE.
Owners of shares held in street name: go to www.proxyvote.com.
For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Meeting and the Proposals” beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction form.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDER MEETING TO BE HELD ON MAY 26, 2011
The proxy statement and our annual report for the fiscal year ended December 31, 2010, are available at
www.safeguard.com/proxy.
This notice of annual meeting, proxy statement, accompanying proxy card, and 2010 annual report will be mailed to shareholders beginning on or about April 21, 2011, in connection with the solicitation of proxies by our Board of Directors.
By Order of the Board of Directors,

Deirdre Blackburn
Secretary
April 13, 2011

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS ABOUT
THE ANNUAL MEETING AND THE PROPOSALS
Q:	When and where is the annual meeting?
A:	Safeguard’s annual meeting is being held on May 26, 2011, at 8:00 a.m. Eastern Time at the Dolce Valley Forge, 301 West DeKalb Pike, King of Prussia, PA 19406. You may obtain directions to the meeting at www.safeguard.com/dolce.

Q:	Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

A:	You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust company, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a legal proxy from your broker, trust company, bank or other nominee, your most recent brokerage account statement prior to April 8, 2011 (the record date for determining the shareholders entitled to vote at the annual meeting), a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the annual meeting.

Q:	Why am I receiving these materials?

A:	You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement and a proxy card or voting instruction form because you owned shares of Safeguard stock on April 8, 2011. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting on the proposals. The annual report, notice of annual meeting and proxy statement also are available on the Internet at www.safeguard.com/proxy.

Q:	How many shares must be present to hold the annual meeting?

A:	To hold the annual meeting, a quorum must be present. A quorum is a majority of our outstanding shares, which may be represented at the annual meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.

Q:	What am I voting on?

A:	You are being asked to vote on:
1.	The election of eight directors who have been nominated to serve on Safeguard’s Board of Directors (“Board”);
2.	A proposal to ratify KPMG LLP as Safeguard’s independent registered public accounting firm for the 2011 fiscal year;
3.	A proposal to approve, by non-binding, advisory vote, the compensation paid to Safeguard’s named executive officers as described in this proxy statement; and
4.	A proposal to approve, by non-binding, advisory vote, the frequency of future advisory votes concerning executive compensation.

We also will consider other business that properly comes before the annual meeting.
Q:	How does Safeguard’s Board of Directors recommend I vote?

A:	Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Safeguard’s Board. The Board recommends a vote:
•	“FOR” the election of each Board nominee;

•	“FOR” the proposal to ratify KPMG LLP as Safeguard’s independent registered public accounting firm for the 2011 fiscal year;

•	“FOR” the approval, in a non-binding, advisory vote, of Safeguard’s executive compensation as described in the proxy statement; and

•	“FOR” future non-binding, advisory votes concerning executive compensation to take place on an annual basis.
Our Board also requests discretionary authority to cumulate votes in the election of directors and to vote on any other matters that may properly arise at the annual meeting. If our Board gives no recommendation on any such matter, the proxy holders will vote in their own discretion.
Q:	How many votes do I have?
A:	Each share of Safeguard common stock outstanding on the record date is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had 20,667,702 shares of common stock issued and outstanding.

Every shareholder may cast one vote for each share owned on the record date. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

Q:	What does cumulative voting mean?

A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since eight directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 800 votes (eight times 100) in the election of directors. You may distribute those votes among as few or as many of the eight nominees as you wish. In other words, in the example provided, you may cast all 800 votes “FOR” one nominee or allocate your 800 votes among two or more nominees, as long as the total equals 800 votes.

If you received a proxy card and wish to vote cumulatively, you must:
•	Write the words “cumulate for” in the space provided under item 1 of the proxy card; and
•	Write the name of each nominee and the number of votes to be cast for each nominee in that space.
If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by eight. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.
The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available if you vote by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?
A:	Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Safeguard’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. As a shareholder of record, you have the right to grant your voting proxy directly to Safeguard or to vote in person at the annual meeting. If you are a shareholder of record, Safeguard has enclosed a proxy card for your use in voting your shares.
Beneficial Owner
If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker or other nominee how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy — you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the annual meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the annual meeting.
Q:	How do I vote my shares?
A:	If you are a shareholder of record, there are three ways for you to vote by proxy:
1.	Log on to the Internet at www.investorvote.com/SFE and follow the instructions at that site;
2.	Within the USA, US territories and Canada, call 1-800-652-VOTE (8683) and follow the instructions; or
3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.
Telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date.
If you sign your proxy card but do not mark any boxes showing how you wish to vote, Brian J. Sisko and Deirdre Blackburn, as the proxies designated by our Board to act on behalf of shareholders, will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters which may properly arise at the annual meeting.
If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:
1.	Via the Internet at www.proxyvote.com;
2.	By telephone (call the number indicated in the box at the top left hand side of your voting instruction form); or
3.	By completing, signing and returning the voting instruction form in the accompanying prepaid envelope.
You should carefully follow any instructions sent by your broker, bank or other nominee to ensure that your instructions are received and your votes are cast as directed.
Whether you are a shareholder of record or the beneficial owner of the shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet.

Q:	What do I do if I change my mind after I vote my shares?
A:	If you are a shareholder of record, you may change your vote at any time prior to the vote at the annual meeting by:
1.	Re-voting by telephone or via the Internet (only your latest vote will be counted);
2.	Submitting another proxy card with a later date (again, only your latest vote will be counted);
3.	Sending written notice to our Secretary (which must be received at our corporate headquarters on or before the business day prior to the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or
4.	Voting in person at the annual meeting.
If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the annual meeting.
Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request such a revocation. If you are a shareholder of record and wish to vote at the annual meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the annual meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.
Q:	What is the required vote for a proposal to pass?
A:	Election of Directors. The eight nominees who receive the highest number of “FOR” votes at the annual meeting will be elected as directors. A properly executed proxy that withholds authority to vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will not be taken into account in determining the outcome of the election; however, it will be counted for purposes of determining whether there is a quorum.
Other Proposals. For the ratification of the appointment of our independent registered public accounting firm, the non-binding, advisory vote on the compensation paid to Safeguard’s named executive officers, the non-binding, advisory vote on the frequency of future advisory votes on executive compensation, and any other proposal that may be properly brought before the annual meeting, the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for the proposal will be required, so long as a quorum representing a majority of our outstanding voting stock is present, either in person or by proxy.
A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on proposals included in this proxy statement. Broker non-votes (which are explained below) are not counted in the tally of votes “FOR” or “AGAINST” a proposal and, therefore, have no effect on the proposals, assuming a quorum is present.
Q:	What effect will the results of the non-binding, advisory votes regarding executive compensation and the frequency of future votes regarding executive compensation have on Safeguard?
According to the rules of the United States Securities and Exchange Commission (“SEC”), the advisory votes to approve the compensation of Safeguard’s named executive officers and the frequency of future advisory votes on executive compensation are not binding on Safeguard. However, Safeguard’s Board and Compensation Committee will consider the results of these advisory votes in making future decisions regarding Safeguard’s compensation policies, the compensation of Safeguard’s named executive officers, and the frequency of future advisory votes on executive compensation.

Q:	Will my shares be voted if I do not sign and return my proxy card or voting instruction form?
A:	They could be. If you are a shareholder of record and do not provide a proxy, your shares will not be voted unless you attend the annual meeting and vote your shares. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters or leave your shares unvoted. The ratification of the appointment of our independent registered public accounting firm is considered “routine” by the New York Stock Exchange (“NYSE”). However, for matters deemed “non-routine” by the NYSE, your broker or other nominee would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter. An uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the advisory votes on executive compensation and on the frequency of such votes also are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders.

Q:	Who will count the votes?

A:	A representative of Safeguard will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a shareholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:
Computershare Trust Company, N.A.
P. O. Box 43078
Providence, RI 02940-3078

Toll Free (U.S., Canada, Puerto Rico):	800-736-3001
International:	781-575-3100
Hearing Impaired TDD	800-952-9245
If you are a shareholder of record, you also can find information on transferring shares and other useful shareholder information on our transfer agent’s web site at www.computershare.com/investor
Q:	What is “householding” and how does it affect me?
A:	If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker, bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household should continue to receive a separate voting instruction form.
If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact Broadridge by telephone at 1-800-542-1061. Be sure to provide Broadridge with your name, the name of your brokerage firm, bank or other nominee, and your account number.
If you are currently subject to householding and would like to receive an individual copy of this year’s annual report or proxy statement, we will promptly send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945 or call 1-877-506-7371.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS
The following table shows the number of shares of Safeguard common stock beneficially owned as of March 31, 2011 (unless otherwise indicated), by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our directors, persons named in the Summary Compensation Table in this proxy statement, and our directors and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of March 31, 2011, through the exercise of Safeguard stock options are included. On March 31, 2011, there were 20,666,236 shares of common stock outstanding and 971,799 shares underlying stock options held by executive officers and directors as a group that were exercisable within 60 days of March 31, 2011.

			Shares
	Outstanding		Beneficially
	Shares	Options	Owned Assuming	Percent of	Other Stock-Based
	Beneficially	Exercisable	Exercise of	Outstanding	Holdings (2)
Name	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,269,935	—	1,269,935	6.17%	—	—
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,104,690	—	1,104,690	5.36%	—	—
First Manhattan Co. 437 Madison Avenue New York, NY 10022	1,135,314	—	1,135,314	5.51%	—	—
Marshall & Ilsley Corporation 770 North Water Street Milwaukee, WI 53202	1,227,313	—	1,227,313	6.00%	—	—
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,228,563	—	1,228,563	5.90%	—	—
Weintraub Capital Management, L.P. 44 Montgomery St., Suite 4100 San Francisco, CA 94104	1,097,393	—	1,097,393	5.10%	—	—
Peter J. Boni	116,074	348,358	464,432	2.21%	—	—
Julie A. Dobson	9,666	30,830	40,496	*	16,503	209
Andrew E. Lietz	13,889	7,500	21,389	*	11,129	—
George MacKenzie	5,529	30,830	36,359	*	9,696	—
George D. McClelland	1,666	29,997	31,663	*	40,072	221
Jack L. Messman	10,833	30,830	41,663	*	38,135	—
John J. Roberts	4,921	30,830	35,751	*	15,376	—
Robert J. Rosenthal	—	19,581	19,581	*	10,215	128
James A. Datin	78,446	179,223	257,669	1.24%	—	—
Kevin L. Kemmerer	50,184	124,276	174,460	*	—	—
Brian J. Sisko	41,207	64,804	106,011	*	—	—
Stephen T. Zarrilli	19,735	74,740	94,475	*	—	—
Executive officers and directors as a group (12 persons)	352,150	971,799	1,323,949	6.12%	141,126	558

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse). An * indicates ownership of less than 1% of the outstanding shares. Shareholding information for BlackRock, Inc., Dimensional Fund Advisors, LP, First Manhattan Co., Marshall & Ilsley Corporation, T. Rowe Price Associates, Inc. and Weintraub Capital Management, L.P. is based on information included in the Schedule 13G or Schedule 13G/A filed by each such entity as of December 31, 2010 with the SEC.

(2)	The shares in this column represent deferred stock units that have been credited to each individual. The deferred stock units, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Board. See “Corporate Governance and Board Matters — Board Compensation.”

ELECTION OF DIRECTORS
Item 1 on Proxy Card
Our directors are elected annually and serve until the next annual meeting of shareholders. All of the nominees for this year’s election are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.
The Board believes that the Board should collectively possess a broad range of skills, expertise, industry and other knowledge, and business experience that meets the needs of our corporate strategy and provides effective oversight of our business. The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Nominating & Corporate Governance Committee’s charter provides in relevant part that the committee shall “seek members from diverse backgrounds” and goes on to say that the committee will evaluate nominees for election to our Board “with the objective of recommending a group that through its diversity of experience can provide relevant advice and counsel to management.” The Board and the Nominating & Corporate Governance Committee believe that it is essential that our Board members have diverse professional experience and differences in viewpoints and skills.
During late 2009 and early 2010, the Board’s Nominating & Corporate Governance Committee undertook a detailed analysis and discussion of the types of skill sets, professional backgrounds and individual profiles that would be helpful to have represented on the Board. It then also undertook a skill inventory exercise that included each of Safeguard’s current Board members and nominees for re-election. The committee then utilized all of the skill inventory information provided by our individual directors to make an assessment of the fit between Safeguard’s needs regarding its Board composition and the individual attributes of the current Board members. At that time, the Nominating and Corporate Governance Committee made a determination that each current member of the Board possessed skills and experience that matched distinct needs of the Board and, therefore, determined to recommend the nomination of each of such persons for re-election to the Board at our 2010 annual meeting. In early 2011, the same committee revisited its analysis of the Board’s needs and the skill sets and experience of the current individual Board members. Given that our core business strategy remains the same as in recent prior years, the committee came to the conclusion and recommended the nomination of each of our current Board members for re-election at our upcoming annual meeting.
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating & Corporate Governance Committee considers the needs of the Board as a whole as well as the staffing needs of each of its committees. With respect to the nomination of continuing directors for re-election, an individual’s past contributions to the Board also are considered. The Board monitors the effectiveness of this approach via an annual internal board and peer assessment, as well as ongoing director succession planning discussions by the Board and its Nominating & Corporate Governance Committee.
All of our directors bring to our Board executive leadership experience from their service as executives and/or directors of other entities. The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the specific experiences, qualifications, attributes and skills that caused the Nominating & Corporate Governance Committee and our Board to determine that the person should serve as a director until our 2012 annual meeting, given our business and structure.

THE BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE. THE EIGHT NOMINEES WHO
RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS
DIRECTORS.
Peter J. Boni, age 65, joined Safeguard as President and Chief Executive Officer and a member of the Board in August 2005. Mr. Boni previously served as a director of Clarient, Inc. and was previously non-executive Chairman of Intralinks, Inc. Positions held include Operating Partner for Advent International, Inc., a global private equity firm with $10 billion under management (April 2004 to August 2005); Chairman and Chief Executive Officer of Surebridge, Inc., an applications outsourcer serving the mid-market (March 2002 to April 2004); Managing Principal of Vested Interest LLC, a management consulting firm (January 2001 to March 2002); and President and Chief Executive Officer of Prime Response, Inc., an enterprise applications software provider (February 1999 to January 2001). Mr. Boni holds a BA degree from the University of Massachusetts at Amherst and has more than 25 years of experience in venture capital/private equity; capital markets transactions; debt and equity financings; strategic planning and development; merger and acquisition transactions; and domain expertise in the technology sector.
Julie A. Dobson, age 54, has served on our Board since 2003. Ms. Dobson also is a director of American Water Works Company, Inc. and PNM Resources, Inc. and previously served as non-executive Chairperson of the Board of LCC International, Inc. Positions held include Chief Operating Officer (1998 until February 2002) of TeleCorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. in late 2001; President of Bell Atlantic Corporation’s New York/ New Jersey Metro Region mobile phone operations (1997 to 1998); and a number of executive positions during her 18-year career with Bell Atlantic Corporation, including sales, operations, and strategic planning and development in the chief executive officer’s office. Ms. Dobson holds a BS degree from The College of William and Mary and an MBA degree from the University of Pittsburgh. Ms. Dobson has 22 years of corporate and entrepreneurial experience, including experience relevant to corporate finance and accounting matters; strategic planning, corporate development and operations management; capital markets transactions; and debt and equity financings. Ms. Dobson also has relevant experience growing businesses organically and through merger and acquisition transactions; and experience serving on public company boards and the principal committees thereof.
Andrew E. Lietz, age 72, has served on our Board since 2003 and was appointed Chairman of the Board in August 2009. Mr. Lietz also is a director of Amphenol Corporation and DDi Corp. and previously served as a director of Omtool Corporation. Positions held include Managing Director and Founder of Rye Capital Management, LLC, a private equity investment firm (2001 to 2008); Executive Chairman (late 2000 until mid 2002) of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches, which was acquired by Ixys Corporation in June 2002; President and Chief Executive Officer (1995 to 2000) of, and several other executive positions during his 16-year career with, Hadco Corporation, a global manufacturer of electronic interconnect products and services; and a variety of positions at IBM Corporation. Mr. Lietz holds a BS degree from the Wayne State University Business Administration School. He has more than 40 years of corporate management experience, including strategic planning; operations management; capital markets transactions; debt and equity financings; merger and acquisition transactions; and more than 20 years’ service in public sector activities and on public company boards.
George MacKenzie, age 62, has served on our Board since 2003. Mr. MacKenzie also is a director of American Water Works Company, Inc. and Tractor Supply Company and previously served as a director of C&D Technologies, Inc., Central Vermont Public Service Company and Traffic.com. Positions held include non-executive Chairman of the Board (May 2006 to present) and interim Chief Executive Officer (January 2006 to April 2006) of American Water, a provider of water services in North America; interim Chief Executive Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the conversion and storage of electrical power (March 2005 to July 2005); Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 to June 2002); Vice Chairman (2000 to 2001) and Chief Financial Officer (1995 until his retirement in 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer. Mr. MacKenzie holds a BS degree from the University of Delaware and an MBA degree from the University of Chicago. Mr. MacKenzie has extensive experience in corporate finance and accounting. He has served as the chief financial officer of a publicly traded company, and he is a certified public accountant. Mr. MacKenzie also has experience in capital markets transactions; debt and equity financings; global strategic planning and operations management; merger and acquisition transactions; and risk management. In addition, he has extensive public company board experience, including service on multiple audit, compensation and nominating and corporate governance committees.

George D. McClelland, age 64, has served on our Board since 2006. Positions held include co-founder, Vice Chairman and Director of Business Development of F Squared Investments, an investment management company (2006 to present); Chairman, CEO and co-founder of eSecLending, a provider of securities lending services to the pension industry (2000 to 2001); a director of Riverstone Networks, Inc. and Storage Networks, Inc.; Senior Vice President, responsible for managing many of the portfolio companies of United Asset Management Corporation, a public holding company (1994 to 2001); multiple corporate management roles at FMR Corp., a diversified financial services company (1987 to 1991); and Corporate Treasurer of Data General Corporation, a technology company (1972 to 1987). Mr. McClelland holds a BA degree from Trinity College and an MBA degree from Harvard Business School. Mr. McClelland has extensive experience in corporate finance, treasury and accounting; capital markets transactions; debt and equity financings; venture investment; investment management; merger and acquisition transactions; and risk management. He also has entrepreneurial experience as a founding member of multiple companies; extensive domain expertise in the technology, healthcare and financial sectors; and public and private company board service experience.
Jack L. Messman, age 71, has served on our Board since 1994. Mr. Messman also is a director of AMG Advanced Metallurgical Group N.V., RadioShack Corporation and Timminco Limited. Positions held include Chairman of the Board and Chief Executive Officer of Novell, Inc., a provider of infrastructure software products focused around Linux and identity management (2001 to 2006); Chief Executive Officer and President of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company (August 1999 until its acquisition by Novell, Inc. in July 2001); Chairman and Chief Executive Officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company (April 1991 to August 1999); and Chairman and Chief Executive Officer of USPCI, Inc., Union Pacific’s environmental services company (May 1988 to April 1991). Mr. Messman holds a BS degree from the University of Delaware and an MBA degree from Harvard Business School. Mr. Messman has extensive experience in treasury and financial planning matters; capital markets transactions; debt and equity financings; strategic planning and operations management; and merger and acquisition transactions. In addition, he possesses domain expertise in the technology sector and public and private company board service experience.
John J. Roberts, age 66, has served on our Board since 2003. Mr. Roberts also is a director of Armstrong World Industries, Inc. and Vonage Holdings Corp. and a trustee of Pennsylvania Real Estate Investment Trust and previously served as a director of Sicor, Inc. Positions held include Global Managing Partner and a Member of the Leadership Team of PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions. Mr. Roberts holds a BSBA degree from Drexel University and is a certified public accountant. Mr. Roberts has extensive experience in corporate finance and accounting; capital markets transactions; debt and equity financings; global strategic planning, corporate development and operations management; management and technology consulting; risk management; and merger and acquisition transactions. He also has public company board service experience, including service on multiple audit committees.
Dr. Robert J. Rosenthal, age 54, has served on our Board since 2007. Dr. Rosenthal also is a director of Primera Dx. Positions held include Chairman of the Board and Chief Executive Officer of IMI Intelligent Medical Implants AG, a company that is developing an intelligent retinal implant system for degenerative retinal disorders (January 2010 to present); President, Chief Executive Officer and a director of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools (October 2005 to December 2009); President, Chief Executive Officer and a director of TekCel, Ltd., a provider of life sciences research tools (October 2003 to January 2007); President and Chief Executive Officer of Boston Life Sciences, Inc., a diagnostic and therapeutic development company (July 2002 to October 2003); President and Chief Executive Officer of Magellan Discovery Technologies, LLC, a life sciences acquisition company (January 2001 to July 2002); Senior Vice President of PerkinElmer Corporation and President of its instrument division (March 1999 to November 2000); and in various executive positions at Thermo Optek Corporation (September 1995 to February 1999). Dr. Rosenthal holds a BS degree from the University of Maryland, an MS degree from State University of New York, and a PhD degree from Emory University; completed a post-doctoral fellowship at, and was a guest scientist of the Alexander von Humboldt Foundation, followed by an additional post-doctoral fellowship at UCLA; and he holds an AEA Executive MBA degree from Stanford University. Dr. Rosenthal has 20 years of experience relating to companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools. His specific experience includes strategic planning and positioning; corporate and product development; operations management; capital markets transactions; debt and equity financings; fund-raising; merger and acquisition transactions; and corporate finance. Dr. Rosenthal also has significant public and private company board experience.

CORPORATE GOVERNANCE AND BOARD MATTERS
Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, and the charters for the Board’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, are available at www.safeguard.com/governance. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard intends to post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.
Board Independence. Safeguard’s common stock is listed on the NYSE. To assist the Board in making independence determinations, the Board has adopted categorical standards which are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:
•	Currently or within the previous three years, the director has been employed by us; someone in the director’s immediate family has been one of our executive officers; or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;
•	The director is a current partner or employee, or someone in the director’s immediate family is a current partner of, a firm that is our internal or external auditor; someone in the director’s immediate family is a current employee of the firm and personally works on our audit; or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;
•	The director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);
•	The director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or
•	The director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.
The Board has determined that Julie Dobson, Andrew Lietz, George MacKenzie, George McClelland, Jack Messman, John Roberts and Robert Rosenthal have no direct or indirect material relationships with us other than their directorship and, therefore, are independent within the meaning of the NYSE listing standards and satisfy the categorical standards contained in our Corporate Governance Guidelines. Mr. Boni, our Chief Executive Officer, is our only non-independent director.
Board Leadership Structure and Committee Composition. At the date of this proxy statement, Safeguard’s Board has eight members and four standing committees. The Board held seven meetings in 2010. Each incumbent director attended at least 75% of the total number of meetings of the Board and committee(s) of which he or she was a member. Directors are invited and encouraged to attend annual meetings of Safeguard shareholders. Safeguard typically undertakes to schedule its annual meeting for a date, time and place that is coordinated with a normally scheduled Board meeting so as to encourage attendance at the annual meeting by all directors. Seven of our directors attended our 2010 annual meeting of shareholders.

Based upon the recommendation of our Nominating & Corporate Governance Committee, the Board has determined that separating the roles of the Chief Executive Officer and Chairman of the Board is in the best interests of the shareholders at the present time. The Board views the role of the Chief Executive Officer as having responsibility for the day-to-day leadership and performance of Safeguard, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the Board.
Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management. The Chairman presides at these sessions.
The table below describes the membership of each of the current committees during 2010 and the number of meetings held by each of these committees during 2010.

Nominating &
	Acquisition	Audit	Compensation	Corporate Governance
Number of Meetings held in 2010	4	5	6	2
Membership:
Peter J. Boni	√
Michael J. Cody (1)	†			†
Julie A. Dobson (2)			Chairperson	√
Andrew E. Lietz (2)	√		√
George MacKenzie		Chairperson
George D. McClelland		√	√	Chairperson
Jack L. Messman	√			√
John J. Roberts		√	√
Robert J. Rosenthal	Chairperson	√

†	Denotes former committee member.

(1)	Mr. Cody, a former Safeguard director, served on these committees until May 2010.

(2)	In May 2010, Ms. Dobson joined the Nominating & Corporate Governance Committee and Mr. Lietz joined the Acquisition Committee.
Based on the recommendation of our Nominating & Corporate Governance Committee, our Board has determined that our current committee structure is the most appropriate for Safeguard, at present.
Acquisition Committee. As described in detail in its charter, the Board has delegated to the Acquisition Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:
•	Follow-on transactions in existing partner companies involving amounts between $5 million and $20 million;
•	New transactions involving amounts between $10 million and $20 million; and
•	Divestitures of existing partner companies involving amounts between $10 million and $20 million.
Audit Committee. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Assist the Board in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, and the performance of Safeguard’s internal audit function;
•	Interact with and evaluate the performance, qualifications and independence of Safeguard’s independent registered public accounting firm;
•	Review and approve related party transactions; and
•	Prepare the report required by SEC regulations to be included in the proxy statement.

The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is reviewed annually by the Committee. The Audit Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance.
The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and by our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie, McClelland and Roberts and Dr. Rosenthal are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. Roberts serves as a member of the audit committee of the board of directors of four publicly traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. Roberts’ ability to effectively serve on our Audit Committee.
Compensation Committee. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Approve the philosophy for compensation of our executives and other employees;
•	Establish compensation (including base salary, incentive compensation and equity-based programs) for our Chief Executive Officer and other executive officers;
•	Administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);
•	Approve employment agreements and perquisites provided to our executive officers;
•	Review management’s recommendations for our broad-based employee benefit plans;
•	Evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and
•	Review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our Form 10-K and proxy statement.
It also is the responsibility of the Compensation Committee to assess Safeguard’s compensation policies and practices insofar as they may create risk for Safeguard. The Compensation Committee constantly takes into account how the policies and practices that it utilizes may affect Safeguard. In early 2010, the Committee specifically undertook to assess the potential effect of Safeguard’s compensation policies and practices on the Company and made the affirmative determination that the committee does not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on Safeguard. It should be noted that Safeguard’s Audit Committee and our Board have concurred in that determination.
The Compensation Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the Compensation Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.
A discussion of some of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is contained in “Compensation Discussion and Analysis—Setting Executive Compensation.” Additional processes and procedures include the following:
•	Meetings. The Compensation Committee generally meets at least four times each year, with additional meetings being scheduled as needed. The annual committee calendar is established prior to the beginning of each year, and agendas for each meeting are established in consultation with the Compensation Committee Chairperson. The Compensation Committee meets in executive session during or prior to the end of each regularly scheduled meeting.

•	Role of Consultant. The Committee has retained Semler Brossy Consulting Group, LLC to assist the Compensation Committee in its deliberations regarding executive and director compensation. Specifically, the Compensation Committee’s consultants provide the Committee with information relating to competitiveness of pay levels, compensation design, market trends and technical considerations concerning both executives and directors, and assist the Compensation Committee with the reporting of executive compensation under the SEC’s proxy disclosure rules. These services, which are provided in support of decision-making by the Compensation Committee, are the only formal services that the compensation consultant performs for Safeguard. From time to time since its hire, Semler Brossy also has provided miscellaneous data and research to the Compensation Committee relating to various compensation topics generally. The consultant reports to and acts at the direction of, and attends selected meetings as requested by, the Chairperson of the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate consultants and evaluates the performance of its consultant(s) annually.
•	Role of Executive Team. Our Chief Executive Officer, Chief Financial Officer and General Counsel, with the assistance of other company employees as they request, provide support to the Compensation Committee by preparing materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; and ultimately implementing the Committee’s compensation decisions. Management also provides the Compensation Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and other executives. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target cash incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each named executive officer and other executives. The Compensation Committee discusses its compensation views with the Chief Executive Officer, and the Chief Executive Officer makes recommendations to the Compensation Committee for salary adjustments and equity and non-equity plan participation and awards to the named executive officers and other executives. However, other than for compensation that has been established contractually or under quantitative formulas established by the Compensation Committee each year under our management incentive plan, the Compensation Committee exercises its own discretion in determining additional compensation, which may take the form of cash or equity, for the named executive officers and other executives. Additional information can be found in “Compensation Discussion and Analysis—Role of Named Executive Officers in Compensation Decisions.”
Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:
•	Establish criteria for the selection of directors;
•	Evaluate and consider qualified Board candidates, including those recommended by shareholders;
•	Recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;
•	Conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;
•	Take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;
•	Review with management Safeguard’s strategic direction and Safeguard’s strategic plan and the implementation of management’s long-term strategy and to report to the Board on such activities;
•	Evaluate the performance of the Chief Executive Officer; and
•	Monitor the process of succession planning for the Chief Executive Officer and executive management.

The Nominating & Corporate Governance Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.
The Nominating & Corporate Governance Committee may use any number of methods to identify potential nominees, including personal, management and industry contacts; recruiting firms; and, as described below under the heading “Process for Submission of Shareholder Recommendations for Board Nominees,” candidates recommended by shareholders.
Annual Performance Evaluations. The directors and Nominating & Corporate Governance Committee annually assess the performance of the Board based on input from all directors. The Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes.
Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.
Risk Management. Our Board, as a whole and at the committee level, is actively involved in the oversight of risks that affect Safeguard’s business. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees the management of financial related risks and related party transactions. The Nominating & Corporate Governance Committee manages risks associated with the independence of our Board and potential conflicts of interest. Although the oversight of certain risks is conducted through committees of the Board, our full Board retains responsibility for risk oversight and no individual committee has been delegated responsibility for such function. Our Board receives reports at each regularly scheduled Board meeting by each committee chair regarding each committee’s considerations and actions, as well as regular reports directly from our senior management team regarding particular risks that may impact Safeguard. This allows our Board and its committees to coordinate the risk oversight role and to keep our Board timely apprised of all risks that might impact Safeguard’s business.
Communications with Safeguard’s Board and Audit Committee. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication as follows:
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
All communications are initially reviewed by our Secretary. The Chairperson of the Audit Committee is advised promptly of any communication that alleges misconduct on the part of Safeguard’s management or raises legal, ethical or compliance concerns about Safeguard’s policies or practices.
Safeguard’s Audit Committee also has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by Safeguard, regarding accounting, internal accounting controls or auditing matters. All such communications are initially sent to the Chairperson of the Audit Committee and, if requested by the Chairperson, may be sent to the other members of the Audit Committee. Any person who desires to contact the Audit Committee may do so by addressing correspondence to Chairperson, Audit Committee, care of our Secretary at the address noted above.

The Chairperson of the Audit Committee also receives updates on other communications to the Board, Audit Committee or non-employee directors that raise issues related to the affairs of Safeguard but which do not fall into the two prior categories. The Chairperson of the Audit Committee determines which of these communications he would like to see.
Our Secretary maintains a log of all communications, which is available for review upon request of any member of the Board. Typically, we do not forward to our non-management directors communications from our shareholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, business plan or other business opportunity submissions; inquiries related to products or services provided by Safeguard’s companies; spam, junk mail and mass mailings; resumes and other forms of job inquiries; surveys or polls; business solicitations or advertisements; and any material that relates to improper or irrelevant topics or is unduly hostile, threatening, illegal or similarly unsuitable.
Process for Submission of Shareholder Recommendations for Board Nominees. In considering candidates, the Nominating & Corporate Governance Committee seeks the following attributes for director nominees:
•	A strong record of personal integrity and ethical conduct;
•	A leader in the companies or institutions with which he or she is affiliated;
•	Competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;
•	A willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;
•	The ability to represent the long-term interests of our shareholders; and
•	The ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.
The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.
Recommendations should be directed to:
Chairperson, Nominating & Corporate Governance Committee
c/o Secretary
Safeguard Scientifics, Inc.
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945

Board Compensation. Effective as of May 2010, each of our non-employee directors was compensated for his or her service as a director through cash payments as shown in the table below:

Compensation Item	Amount
Annual Board Retainers (payable relative to a full year of Board service measured from annual meeting to annual meeting):
Chairman of the Board	$80,000
Other Directors	50,000
Additional Annual Chairperson Retainers (payable relative to a full year of Committee service measured from annual meeting to annual meeting):
Acquisition Committee	5,000
Audit Committee	15,000
Compensation Committee	7,500
Nominating & Corporate Governance Committee	5,000
Meeting Attendance Fees:
Committee	1,500
We also reimburse our directors for expenses they incur to attend our Board and Committee meetings and for attendance at one director’s continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization which is focused on director education
On May 13, 2010, following our 2010 annual meeting, each director also was awarded a recurring annual service grant which consisted of a stock option grant to purchase 5,000 shares of Safeguard common stock at an exercise price of $12.2938 per share and 2,500 deferred stock units, as more fully described below. Directors’ stock options have an eight-year term. Annual service stock option and deferred stock unit grants fully vest on the first anniversary of the grant date or, for deferred stock units, once a director reaches age 65, if earlier. The exercise price of stock options is equal to the average of the high and low trading prices of our common stock, as reported on the NYSE composite tape, on the grant date. The deferred stock units represent the right to receive shares of Safeguard common stock, on a one-for-one basis, on or about the first anniversary of the date upon which the director leaves the Board.
Safeguard also maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of cash retainer and meeting fees paid to each director, as described above, for service on the Board and its committees (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching share units vest fully on the first anniversary of the date the matching share units are credited to the director’s account or, if earlier, once a director reaches age 65. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.

Director Compensation — 2010. The following table provides information on compensation earned for services provided during 2010 by each non-employee director who served on our Board at any time during 2010:

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(3)(4)	($)(5)	($)(6)
Michael J. Cody (7)	$23,288	$2,018	$—	$1,200	$26,506
Julie A. Dobson	65,019	34,590	31,536	—	131,145
Andrew E. Lietz	83,538	35,513	31,536	—	150,587
George MacKenzie	71,019	31,731	31,536	—	134,286
George D. McClelland	71,519	35,086	31,536	—	138,141
Jack L. Messman	57,519	44,310	31,536	—	133,365
John J. Roberts	61,519	34,462	31,536	—	127,517
Robert J. Rosenthal	65,192	33,353	31,536	1,200	131,281

(1)	The amounts included in this column reflect Directors’ Fees earned for services provided during 2010, including amounts deferred under our Directors’ DSU Program. Of the amount of Directors’ Fees earned for services provided during 2010, Mr. Messman deferred payment of 100%, Dr. Rosenthal deferred payment of 15%, and Ms. Dobson and Messrs. Lietz, McClelland and Roberts each deferred payment of 25%. Each director received deferred stock units in lieu of Directors’ Fees that they deferred and matching deferred stock units equal to 25% of the Directors’ Fees that they deferred. Directors who defer fees and receive deferred stock units are essentially investing in common stock equivalents that are initially valued based on the fair market value of our common stock on the date of issuance. As a result, the value of their deferred stock units fluctuates with the market value of our common stock. For Mr. Cody, the amount reported includes $3,500 paid to him for attending meetings as Safeguard’s designated member on the board of directors of a Safeguard partner company.

(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the grant date fair values of the matching deferred stock units computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the matching deferred stock units is determined by multiplying the number of shares underlying the matching deferred stock units by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE composite tape, on the grant date. The matching deferred stock units issued in January 2010 related to fees deferred that were earned during the fourth quarter of 2009. The following table presents the grant date fair value for each deferred stock unit award made to each non-employee director during 2010:

	Grant Date Fair Value (in dollars)
Name	1/15/10	4/15/10	5/13/10	7/15/10	10/15/10
Michael J. Cody	$770	$990	$258	$—	$—
Julie A. Dobson	974	1,101	30,735	785	995
Andrew E. Lietz	1,098	1,213	30,735	1,036	1,431
George MacKenzie	996	—	30,735	—	—
George D. McClelland	1,121	1,338	30,735	842	1,050
Jack L. Messman	3,441	3,931	30,735	2,697	3,506
John J. Roberts	951	1,046	30,735	762	968
Robert J. Rosenthal	860	641	30,735	489	628

(3)	The directors’ aggregate holdings of deferred stock units and stock options to purchase shares of our common stock (both vested and unvested), as of December 31, 2010, were as follows:

	Deferred Stock	Stock
Name	Units	Options
Michael J. Cody	4,166	24,997
Julie A. Dobson	16,379	30,830
Andrew E. Lietz	10,697	39,163
George MacKenzie	9,696	37,413
George D. McClelland	39,944	29,997
Jack L. Messman	36,936	30,830
John J. Roberts	15,076	39,163
Robert J. Rosenthal	10,149	21,665
Under the terms of the Directors’ DSU Program, since the deferred stock units held by Mr. Cody relating to Directors’ Fees which he deferred had a value of less than $50,000, he received a distribution of 3,043 shares underlying his deferred stock units upon his termination of Board service. The shares underlying his deferred stock units which remained outstanding at December 31, 2010 will be distributed in May 2011.

(4)	These amounts do not represent compensation actually received. Rather, these amounts represent the grant date fair values of the stock options computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the stock options awarded to each director on May 13, 2010, was estimated at the date of grant using the Black-Scholes option-pricing model. The assumptions used by us in calculating these amounts are incorporated by reference to Note 10 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(5)	The amounts in this column represent reimbursement of expenses incurred by these directors for attendance at a director’s continuing education program or a director’s reasonable 2010 annual dues for a membership organization focused on director education.

(6)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings. These amounts are not included in the table above.

(7)	Mr. Cody served as a director until May 2010.
Stock Ownership Guidelines. Our stock ownership guidelines provide that within five years after December 31, 2005 (for directors who served on our Board at that date) or by the end of the fifth full calendar year after joining our Board, each non-employee director should attain an equity position in our common stock equal to two times the annual cash Board retainer. Shares counted toward these guidelines include:
•	Shares beneficially owned by the director;
•	Vested shares of restricted stock;
•	Vested deferred stock units that have been credited to the director; and
•	Shares underlying vested, in-the-money options.
At December 31, 2010, each non-employee director had achieved this ownership goal.

PROPOSAL TO RATIFY KPMG LLP
Item 2 on Proxy Card
The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the appointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the 2011 fiscal year, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Safeguard and its shareholders.
Services provided to Safeguard and its subsidiaries by KPMG in fiscal 2010 and fiscal 2009 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Ratification requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY
KPMG AS SAFEGUARD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2011 FISCAL YEAR.
Independent Registered Public Accounting Firm—Audit Fees
The following table presents fees for professional services rendered by KPMG LLP for the audit of Safeguard’s consolidated financial statements for fiscal 2010 and fiscal 2009 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal 2010 and fiscal 2009. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2010	2009 (1)
Audit Fees (2)	$460,000	$519,117
Tax Fees (3)	88,500	213,700
All Other Fees	—	—

Total	$548,500	$732,817

(1)	Includes fees billed to Clarient, Inc. through June 30, 2009.

(2)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, consents and other services related to SEC and other regulatory filings, and KPMG’s assurance services provided in connection with the assessment and testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.

(3)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.
The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum for non-audit services of $100,000, and the Chairperson communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board of Directors in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.
Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. Safeguard’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and issuing opinions as to the conformity of Safeguard’s audited financial statements with U.S. generally accepted accounting principles and the effectiveness of Safeguard’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and Safeguard’s internal auditor. The Audit Committee also regularly meets with each of these groups separately in closed sessions. In this context, the Audit Committee hereby reports as follows:
1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2010 and met and held discussions with management and KPMG regarding the audited financial statements.
2.	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
3.	The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence.
4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2010.
Members of the Audit Committee:

George MacKenzie, Chairperson	George D. McClelland	John J. Roberts	Robert J. Rosenthal

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 3 on Proxy Card
Pursuant to the proxy rules under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and as required by the recently enacted Dodd-Frank Act, Safeguard is required to provide its shareholders with a non-binding, advisory vote to approve the compensation of Safeguard’s named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 23) and the accompanying compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse Safeguard’s executive compensation as described in this proxy statement. Shareholders also may abstain from voting. The vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.
The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. We are asking our shareholders to indicate their support for the compensation afforded to our named executive officers by voting “FOR” the following resolution:
“RESOLVED, that the compensation paid to Safeguard’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”
As provided by the Dodd-Frank Act, this vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee nor imply any additional fiduciary duty on the Board. Further, it will not affect any compensation paid or awarded to any executive. Safeguard’s Board and Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. The purpose of Safeguard’s compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to Safeguard’s long-term success and enhancement of shareholder value.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF
SAFEGUARD’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION
DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES AND
NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

NON-BINDING, ADVISORY VOTE CONCERNING THE FREQUENCY OF THE NON-
BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION
Item 4 on Proxy Card
Pursuant to the proxy rules under the Exchange Act and as required by the Dodd-Frank Act, Safeguard is required, no less frequently than once every six years, to put to shareholders a non-binding, advisory shareholder vote concerning the frequency of future advisory votes concerning executive compensation (Proposal 3). Safeguard shareholders may indicate whether they would prefer an advisory vote concerning executive compensation every one (annually), two (biennially) or three (triennially) years. Shareholders also may abstain from voting. Accordingly, Safeguard shareholders are being asked to approve the following resolution:
“RESOLVED, that the shareholders’ non-binding, advisory vote concerning executive compensation shall occur every one, two, or three years, as approved by the shareholders at the annual meeting of shareholders.”
As provided by the Dodd-Frank Act, this vote will not be binding on the Board or the Compensation Committee and may not be construed as overruling a decision by the Board or the Compensation Committee nor imply any additional fiduciary duty on the Board. However, the Compensation Committee and the Board recognize the importance of receiving input from Safeguard’s shareholders on important issues and expect to take into account the outcome of the vote when considering the frequency with which future say-on-pay votes will be held. So long as a quorum representing a majority of our outstanding voting stock is present, either in person or by proxy, the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for the proposal will determine our shareholders preference for the frequency of advisory votes on executive compensation in the future.
Safeguard’s Board is recommending an annual non-binding, advisory vote concerning executive compensation because the Compensation Committee reviews and considers executive compensation and Safeguard’s compensation policies and procedures on an annual basis. As a result, the Board believes that input from shareholders concerning executive compensation annually, although not binding, would be beneficial to the Compensation Committee as it considers these matters. The accompanying form of proxy provides four choices (every one, two or three years, or abstain). Shareholders are voting on one of these frequencies and are not voting to approve or disapprove Safeguard’s recommendation.
SAFEGUARD’S BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
AN ANNUAL NON-BINDING, ADVISORY VOTE CONCERNING EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee (for purposes of this compensation discussion and analysis, the “Committee”) is responsible for establishing our company-wide compensation philosophy; for determining the compensation provided to the individuals who serve as our Chief Executive Officer, Chief Financial Officer and the three other individuals included in the Summary Compensation Table (collectively referred to as the “named executive officers”); and for approving the compensation for our other executives, based on recommendations of our named executive officers. Our executive group is currently comprised of a total of 10 persons, including the named executive officers as well as five other company employees who each hold the title of vice president or higher. The Committee reviews our compensation philosophy each year to ensure that its principles and objectives are aligned to our overall business strategy and aligned with the interests of our shareholders in increasing the value of our common stock over the long term. We seek to apply a consistent philosophy across our executive rank, not just among our named executive officers.
Compensation Philosophy and Objectives
Our overall goals in compensating our executives are to:
•	Attract, retain and motivate executives who are particularly qualified, as a result of their prior professional experience, to shape our business model and pursue our business plan, and whose experience and skills can be leveraged across our partner companies to facilitate the partner companies’ growth and success;
•	Promote and reward the achievement of short-term and long-term corporate and individual objectives that our Board and management believe will lead to long-term growth in shareholder value; and
•	Encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.
The executive compensation program the Committee has created is intended to: provide an appropriate mix of fixed and variable at-risk cash compensation; balance rewards for short-term performance with our ultimate goal of producing long-term shareholder value; link variable compensation to value creation; and facilitate executive recruitment and retention. There are no pre-established targets, weighting, mix or position relative to competitors for the allocation between either cash or non-cash compensation payments; short-term or long-term compensation; and/or fixed or variable items of compensation. Rather, each year the Committee reviews information provided by its consultant (as well as information which may be provided by management) to determine the appropriate level, on an absolute and a relative basis, as well as a mix of each of these components. It is important to highlight that more than 75% of our executives’ long-term compensation is performance-based, linked directly to return to shareholders or to the accomplishment of specific objectives which, it is believed, will result directly in share price appreciation. Therefore, when the Committee considers the relationships between the different components of our overall compensation philosophy, especially the relationship between fixed compensation and long-term incentive compensation, the Committee carefully considers the challenging performance metrics it incorporates into all of our long-term incentive compensation programs.

During 2010, we used the following principal elements of executive compensation to meet our overall goals:

Base Pay	à	Fixed cash compensation, based on competitive market practices and existing salary levels, that rewards an executive’s core competencies relative to his skills, experience, responsibilities and anticipated contributions to us and our partner companies;

Annual Incentives	à	Variable, at-risk, performance-based incentive compensation, based on competitive market practices and existing incentive compensation levels, that rewards an executive’s contributions towards the achievement of annual corporate objectives and an executive’s achievement of individual performance objectives. These incentives are paid in the form of cash and/or equity at the Compensation Committee’s discretion;

Long-Term Incentives	à	Equity awards that encourage executive ownership of our stock and which promote continued employment with us through the use of vesting approaches which are based on the achievement of milestones/results which by their nature are long-term and/or which are based on extended tenure with Safeguard. These awards align our executives’ interests with those of our shareholders. The value of the awards to the executive is directly impacted as cash-on-cash returns on our partner company deployments are realized and/or as our stock price increases;

Health and Welfare Benefits	à	Benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, and disability plans, our 401(k) plan matching contributions and our nonqualified deferred compensation plan (contributions to which have been discontinued for 2009 and beyond); and

Severance and Change-in-Control Arrangements	à	Severance benefits that are payable or which accrue if a particular executive’s employment is terminated by Safeguard “without cause,” or by the executive for “good reason.” See “Potential Payments upon Termination or Change in Control” below. These benefits are intended to help us retain our named executive officers and certain of our other executives, providing us with continuity of executive management. In the event of a change in control, in certain circumstances, these severance benefits may be increased, which functions as a further retention mechanism.
Role of Named Executive Officers in Compensation Decisions
The Committee makes, or has final approval authority regarding, all compensation decisions with respect to all of our executives. Within the parameters approved by the Committee each year, our named executive officers are responsible for evaluating and setting compensation with respect to our other employees.
Our Chief Executive Officer, Chief Financial Officer and General Counsel, each a named executive officer, with the assistance of other company employees, provide support to the Committee by preparing materials requested by the Committee to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions and, in some cases, recommendations, to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; suggesting or recommending alternative approaches to certain elements of our executive compensation philosophy; and, ultimately, implementing the Committee’s compensation decisions. Management also provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and our other executives. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target annual incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each executive.
In determining the compensation of our Chief Executive Officer, the Committee considers the results of the CEO performance assessment conducted each year by our Nominating & Corporate Governance Committee. The assessment includes our Chief Executive Officer’s self-assessment of the achievement of his individual prior year objectives as well as an assessment of his performance by each Board member. The Committee also discusses its compensation views with our Chief Executive Officer directly. Neither our Chief Executive Officer nor any other member of management is present when the Committee makes its determinations concerning our CEO’s compensation.

Our Chief Executive Officer annually assesses each other named executive officer’s performance and makes a recommendation to the Committee concerning achievement by our other named executive officers of their individual objectives. Our other named executive officers annually assess the other executives who report to them and make recommendations to our Chief Executive Officer concerning the achievement of individual objectives by such executives. Our Chief Executive Officer makes recommendations to the Committee concerning salary adjustments and equity grants to the named executive officers and, based on the recommendations of our other named executive officers, our other executives. In determining the compensation of our executives, the Committee considers our Chief Executive Officer’s assessment and recommendations. However, other than for compensation that has been established contractually or under quantitative formulas established by the Committee each year under our management incentive plan, the Committee exercises its own discretion in determining whether to accept or modify our Chief Executive Officer’s recommendations. These individuals are not present when the Committee and our Chief Executive Officer review their performance or when the Committee makes its determinations concerning their compensation.
From time to time during the year, our Chief Executive Officer may recommend to the Committee one-time cash bonuses, stock option or other equity grants to certain executives or other employees relating to promotions, instances of superior individual or group performance and/or extraordinary corporate undertakings or events. The Committee acts on such recommendations on a case-by-case basis. During 2010, our CEO made, and the Committee acted on, one such recommendation which resulted in the payment of one-time cash bonuses to seven of our executives, including four of our named executive officers, one of whom is our Chief Executive Officer. Such bonuses were paid in recognition of the role played by such executives in the sale of one of our partner companies, Clarient, Inc., to GE Healthcare. That transaction produced net aggregate proceeds to Safeguard of approximately $147 million. The Committee considered such accomplishment to be significant particularly because of the premium paid by the purchaser over the public market price for Clarient’s stock just prior to the announcement of the transaction; and the significant Clarient market value increase which occurred between the time Safeguard participated in a strategic repositioning of Clarient in 2005, and the time of the sale. It was the view of the Committee that each of the executives who received a bonus payment played a crucial role in not only the commercial and/or corporate development of Clarient, but also in the conclusion of the sale transaction. The completion of this transaction had an extremely positive impact upon the market price of our stock and the Committee rewarded the bonus recipients accordingly. It should also be noted that matters related to Clarient were, by design, not included in the Partner Company Performance component of the corporate objectives established under our 2010 MIP. Such one-time bonuses totaled $725,000, in the aggregate, to our executives as a group, $175,000 of which was paid to our Chief Executive Officer. For further detail regarding such bonuses, see the “Summary Compensation Table” below.
Role of Consultant
Semler Brossy assisted the Committee in its deliberations regarding executive and director compensation matters during 2010. Specifically, as it has in prior years, Semler Brossy provided information relating to competitiveness of pay levels, compensation design, specific equity grant matters, market trends, risk assessment and management and technical considerations concerning named executive officers, other executives and directors. In addition, Semler Brossy also provided information related to specific initiatives during the year, which initiatives included the initiation of a “clawback” program. Semler Brossy also assisted the Committee with the reporting of executive compensation matters relating to 2010 under applicable SEC disclosure rules. These services, which were provided in support of decision-making by the Committee, are the only services that Semler Brossy performed for Safeguard. Semler Brossy does not provide services to Safeguard other than those provided to support the Committee’s activities. Semler Brossy reported to and acted at the direction of, and attended selected meetings as requested by, the Chairperson of the Committee.
The Committee, which has the sole authority to hire and terminate its consultant, evaluates the performance of its consultant annually. The Committee has utilized the services of Semler Brossy since 2008. Semler Brossy is compensated on an hourly billing basis. Invoices are directed to, reviewed and must be approved by the Committee Chairperson before payment by Safeguard.

Setting Executive Compensation
The Committee believes that a very significant portion of each executive’s total compensation should be variable or “at-risk.” It is the view of the Committee that the greater the ability of an executive (based on his role and responsibilities at Safeguard) to impact Safeguard’s achievement of its short- and long-term objectives, the greater the percentage of such executive’s overall compensation which should be “at-risk.” The Committee principally utilizes variable/at-risk cash and performance-based equity compensation to accomplish its objectives in this regard. As described below under “2010 Compensation Program — Annual Incentives,” the Committee provides at-risk target bonus levels under Safeguard’s MIP (as defined below) to our executives. Payments against such targets are determined by the Committee based on corporate achievement as well as personal achievement. Payments may be made in cash and/or equity, in the Committee’s discretion. Neither the actual awards to be made under the MIP or otherwise nor the minimum long-term value of any equity grants made is guaranteed.
As described above, management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and other executives. The Committee has found these tally sheets to be useful in its evaluation of the total compensation program for our named executive officers and other executives. From time to time, the Committee requests supplemental information be included in such tally sheets as its discussions require.
Specifically with regard to our named executive officers, the Committee from time to time, and at least annually, has reviewed a comparison of each element of total compensation against a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the venture capital and private equity industries, as well as by reference to industry-specific compensation surveys. The analysis provided by Semler Brossy in December 2009 for purposes of the Committee’s consideration of 2010 cash and total compensation levels measured our compensation against data from the following sources:

Proxy Peer Group Data	à	Business development companies, registered investment companies and holding companies that are representative of the unique nature of our business model for a publicly owned company. Included in this group were: Capital Southwest Corporation; Harris & Harris Group, Inc.; Hercules Technology Growth Capital, Inc.; Internet Capital Group, Inc.; Kohlberg Capital Company; Main Street Capital Corporation; MCG Capital Corporation and Patriot Capital Funding.

Venture Capital Survey Data	à	Surveys used included the following:

Dow Jones Private Equity Analyst — Glocap Compensation Survey

US Mercer Benchmark Database — Executive

(Each of the surveys utilized is very broad-based and, therefore, is not highly influenced by the data relating to any one company included in the survey.)
The Committee annually evaluates the companies and surveys used for comparison purposes to be certain that the comparables reviewed by the Committee remain appropriate given mergers/acquisitions that may have occurred and any changes in relevant business scope. In connection with the commencement of its process for its 2011 compensation review in mid 2010, the Committee determined that reviewing compensation from multiple perspectives was still appropriate given Safeguard’s unique business model. In reviewing the Proxy Peer Group in connection with that undertaking, the Committee did decide to revise its Proxy Peer Group for compensation review purposes by deleting Patriot Capital Funding and adding Triangle Capital Corporation, based upon its business model. The Committee is continually refining the comparables utilized as members of the Peer Group are acquired or merged, etc. The Committee does not focus on any one single peer or benchmark in setting compensation levels.
Recognizing that our business strategy, industry focus and diverse array of partner companies make comparisons to other companies difficult, and based on the inherent challenge in matching companies, job positions and skill sets, the Committee has looked to competitive information for general guidance rather than rigid adherence to specific percentages. The Committee has determined that the overall objectives of our compensation philosophy are better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements, and any retention concerns.

2010 Compensation Program
Base Pay. Base pay is established initially on the basis of several factors, including market competitiveness; past practice; individual performance and experience; the level of responsibility assumed; the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success; and individual employment negotiations with executives. Each of our named executive officers has an employment agreement with us which sets a minimum base salary.
Base salaries typically are reviewed annually (at the end of one year and the beginning of the upcoming calendar year) by the Committee, as well as in connection with a promotion or other changes in job responsibilities. As noted above, Safeguard competes for executive talent with venture capital and private equity firms, among others. In considering whether to adjust base salary levels of any of our executives for 2010, the Committee took into account:
•	The proxy peer group and survey data provided by Semler Brossy;
•	The Committee’s assessment of Safeguard’s overall performance during 2009 and the ongoing individual performance of each of our named executive officers;
•	United States economic conditions, in general; and
•	Changes in scope of job responsibility.
Based on the Committee’s review of the foregoing, the Committee determined, generally, that 2009 base salary levels for our named executive officers satisfied the Committee’s stated objectives for the role of fixed cash compensation within our overall compensation philosophy and made only one broad change to such base salary levels for 2010. The only broad change that the Committee made was related to the elimination of perquisites, as described below.
Historically, Safeguard had included in the compensation packages for our named executive officers certain perquisites that were paid to such executives in cash in addition to base salary. These perquisites were as follows: car allowance (typically, $10,000), executive medical coverage ($5,000) and non-accountable expense allowance ($8,000). Based upon the recommendation of our CEO, and on the Committee’s review of information provided by Semler Brossy, the Committee determined that it would, effective January 1, 2010, eliminate the cash-settled perquisites previously provided by Safeguard (car allowance, non-accountable expense allowance and executive medical coverage) and increase the base salary levels of Safeguard’s executives in a like amount. This resulted in an increase in base salary of $23,000 for each of the four affected named executive officers, including our CEO.
Based upon the recommendation of our CEO, the Committee did grant an additional $18,500 base salary increase to Kevin Kemmerer and a $23,000 base salary increase to Stephen Zarrilli, both named executive officers, effective January 1, 2010. Mr. Kemmerer’s increase was made based on analysis of competitive data; and Mr. Zarrilli’s increase was granted to keep his compensation in line with other named executive officers despite the fact that he was not affected by the elimination of the perquisites described above. Certain of our other executives also received nominal increases in recognition of their professional growth and accomplishments and additional responsibilities assumed by them.
Annual Incentives.
Incentive Opportunity. In March 2010, the Committee adopted the particular corporate and personal objectives and target award levels for 2010 under Safeguard’s Management Incentive Plan (the “MIP”) to provide a variable incentive to each of our executives and other employees based on 2010 performance. The 2010 MIP program, which, consistent with our approach to annual incentives, generally, emphasized teamwork among members of management to achieve key business objectives under our 2010 strategic plan, was based on the following mix of corporate and individual objectives for all of our executives:
•	80% on the achievement of corporate objectives; and
•	20% on the achievement of individual objectives.

Our remaining employees also participated in our 2010 MIP, with professional staff incentives being based on the same mix of corporate and individual objectives as our executives and administrative employee incentives being based 50% on corporate objectives and 50% on individual objectives.
We believe that short-term compensation (such as base salary and annual incentive awards) should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on our executives’ management of Safeguard towards achieving our annual goals that we believe will contribute to long-term growth in shareholder value. It has been our practice through 2010, that under our MIP, all of our executives earn their incentive payments based on the same relative weighting of corporate and individual objectives. The Committee may undertake to adjust such relative weightings as it continues to gain experience with the annual application of Safeguard’s MIP in light of Safeguard’s overall compensation goals. The price of our stock should, in the long term, reflect our performance, and the performance of our stock will directly affect the value of stock options and other equity incentive awards provided to our executives as part of our compensation program.
Performance Measures. To align the 2010 MIP with our 2010 business strategy, the Committee established the following corporate objectives and weightings (representing 80% of the total 2010 MIP target award):

Weighting	Corporate Objectives
50% — Partner Company Performance	Achievement of explicit milestones or objectives (by Safeguard management and/or the partner company itself) or specified levels of revenues or profitability for the 16 non-legacy partner companies to which the current management team had deployed capital and in which we held an active interest as of the adoption of the 2010 MIP (see table of specific objectives below). The Committee retained the discretion to place greater or lesser emphasis on a particular partner company (or a particular objective) based on those companies in which we exercise a greater or lesser level of influence and control based on our ownership interest, board representation, etc.

Partner Company	Objectives / Targets (including, but not limited to)
Advanced BioHealing	-	Sales in excess of $110 M
	-	Operating profit of at least $25 M
	-	Complete Phase I VLU clinical trials

Advantedge Healthcare Solutions	-	Continued sourcing and completion of acquisitions
	-	Achieve EBITDA run rate target
	-	Augment management team
	-	Leverage Safeguard personnel for due diligence and integration support
	-	Make Safeguard bridge debt available to fund acquisitions

Alverix	-	Launch commercial product
	-	Hire new CEO
	-	Complete a Series B financing
	-	Safeguard to provide interim executives, as needed

Safe Central (formerly Authentium)	-	Increase revenue
	-	Establish new channel partnerships
	-	Refine market strategy
	-	Explore divestiture of certain assets

Avid Radiopharmaceuticals	-	Complete AV-45 phase II and submit NDA
	-	Execute distribution relationship
	-	Select bankers for potential sale or financing
	-	Active Safeguard board and committee roles

Partner Company	Objectives / Targets (including, but not limited to)
Beyond.com	-	Expand product offering and revenue opportunities
	- -	Evolve technology and support structure Consider opportunistic acquisition opportunities

Bridgevine	-	Evolve management organization
	-	Develop new channel partners
	-	Define and execute in adjacent markets
	-	Refine long-term strategy

Cellumen	-	Expand customer/base
	-	Manage burn rate to extend runway
	-	Pursue sale opportunities

Garnet BioTherapeutics	-	Complete Phase II enrollment
	-	Hire CEO
	-	Complete Series B financing

MediaMath	-	Release TerminalOne v2
	-	Augment management team
	-	Position the company as enterprise-class DSP

Molecular Biometrics	-	Achieve $7 M in revenue
	-	Complete D3 algorithm for commercial use
	-	Continue FDA trial and 501(k) submission

Nupathe	-	Submit NDA
	-	Establish commercial infrastructure
	-	Execute financing

Portico Systems	-	Expand PNO market leadership
	-	Augment product suit
	-	Improve service margins

Quinnova Pharmaceuticals	-	Achieve $13 M in revenue
	-	Advance product pipeline
	-	Complete multiple BD relationships

Swaptree	-	Grow registered user base
	-	Evaluate and implement revenue generating opportunities
	-	Establish traffic and revenue BD relationships

Tengion	-	Initiate Phase I clinical trial
	-	Complete NeoKidney large animal study
	-	Complete financing

50% — Overall Corporate Performance	Overall corporate performance of Safeguard, based on the Committee’s subjective evaluation. The Committee specifically listed the following illustrative examples of the types of things they would consider in their final determination: execution of overall business strategy (including achievement of capital return where possible without forcing premature exits; deployment of new capital into growth and select early-stage partner companies; and the pacing of capital deployment relative to cash availability and market conditions); exploration of alternate sources of capital; opportunistic repurchase or refinance of long-term debt; continued development of robust deal pipelines; continued improvement of transparency to shareholders; continue to foster partner company referenceability; maintenance of appropriate risk identification and mitigation strategies; management and alignment of corporate budget with business strategy and capital availability; consistent optimization of organization staffing and development; maintenance of appropriate levels of liquidity; and enhancement of our market capitalization.

The Committee established the specific objectives by taking into consideration the stage of development of each of our partner companies; the anticipated relative levels of focus to be applied by management against the various aspects of our business model during the 2010 fiscal year; and the anticipated level of difficulty in achieving our 2010 business plan. By way of process, the Committee, consistent with recent historical practice, directed management in late 2009 to propose a set of partner company performance objectives and overall corporate performance objectives. The Committee and management then engaged in a back and forth dialogue regarding several variations of the original proposal before the Committee finally adopted the final objectives to be utilized. Within the specific parameters of the 2010 MIP, the Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels reached. The determination to reserve such discretion and flexibility arose from the Committee’s realization, based on prior years’ experiences that, given the Company’s business activities, as circumstances change throughout a given fiscal year, on a macro and/or a micro level, specific/rigid formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well incent activity that does not result in, or compensation grants that do not match, actual shareholder value creation. The award criteria finally adopted were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a target award but not guarantee achievement or make achievement somewhat inevitable or impossible. This approach is also intended to provide the possibility of exceeding target awards and some economic recognition, albeit reduced, for near achievement of the target.
In connection with the finalization of the 2010 MIP corporate objectives, each executive also prepared written individual objectives. Our Chief Executive Officer’s individual objectives were reviewed and approved by the Committee. Each other named executive officer’s individual objectives were reviewed and approved by our Chief Executive Officer, and each other executive’s individual objectives were reviewed and approved by one of our named executive officers. The individual objectives varied depending upon each participant’s roles and responsibilities.
The following table describes the individual objectives established for each of our named executive officers.

Named Executive Officer	Personal Objectives (including, but not limited to)
Peter Boni	(objectives tracked Safeguard’s overall business strategy as approved by the Board of Directors)
	-	Continued support for, and increase in the value of, our partner company holdings;
	-	The realization of some valuable exits from our partner company holdings;
	-	The replenishment of our partner company holdings with new, promising partner companies;
	-	The retirement/repurchase or restructuring of our long-term debt;
	-	Seeking alternative sources of capital; and
	-	Preparation of Safeguard for strategic growth.

James Datin	(objectives consistent with position as the head of our Life Sciences deal team)
	-	Supporting the achievement of the growth and milestone targets of our life sciences partner companies;
	-	Execute at least two new partner company transactions, consistent with Investment Company Act requirements;
	-	Continue building alliances with world class syndication partners;
	-	Accomplish at least one life sciences partner company exit and position additional partner companies for profitable exits in following year(s);
	-	Augment life sciences deal team in a cost effective manner;
	-	Support all efforts to seek alternative sources of capital;
	-	Support IR initiatives; and
	-	Continue to improve and upgrade Advisory Board.

Named Executive Officer	Personal Objectives (including, but not limited to)
Kevin Kemmerer	(objectives consistent with position as the head of our Technology deal team)
	-	Supporting the achievement of the growth and milestone targets of our technology partner companies;
	-	Position at least one technology partner company for exit in 2011;
	-	Complete one to two new partner company transactions in proactive areas of focus;
	-	Refine deal criteria and go-to-market strategy;
	-	Consider deal team augment;
	-	Support all efforts to seek alternative sources of capital;
	-	Continue to improve and upgrade Advisory Board;
	-	Support IR initiatives; and
	-	Facilitate transparency of partner companies.

Brian Sisko	(objectives consistent with role of General Counsel and member of executive senior management team)
	-	Orchestrate and execute a debt refinancing transaction regarding our outstanding debentures;
	-	Create and implement risk management assessment process;
	-	Incorporate all newly created regulatory compliance/corporate governance requirements;
	-	Successful completion of shelf registrations;
	-	Increase level of involvement with partner companies;
	-	Participate in and support all efforts regarding alternative sources of capital;
	-	Assist and support all partner company exit opportunities; and
	-	Oversee creation of active best practices program for partner companies.

Stephen Zarrilli	(objectives consistent with role of Chief Financial Officer and member of executive senior management team)
	-	Orchestrate and execute a debt refinancing transaction regarding our outstanding debentures;
	-	Support completion of shelf registration process;
	-	Develop initial co-participation initiatives;
	-	Pursue development of mezzanine debt fund;
	-	Increase level of involvement with partner companies; and
	-	Participate in and support all efforts regarding alternative sources of capital.
Consistent with their respective employment agreements and Safeguard’s overall compensation philosophy, the Committee set the following target awards for 2010 for our named executive officers:

	2009 MIP Target	2010 MIP Target	2011 MIP Target
	Variable	Variable	Variable
Name	Incentive*	Incentive	Incentive*
Peter J. Boni	$650,000	$661,500	$700,000
James A. Datin	$390,000	$401,500	$425,000
Kevin L. Kemmerer	$357,500	$387,500	$410,000
Brian J. Sisko	$250,000	$261,500	$281,000
Stephen T. Zarrilli	$250,000	$261,500	$400,000

*	2009 and 2011 MIP target variable incentive amounts have been included for comparison purposes.
The Committee notes that it has been the Committee’s recent practice to maintain the ratio between the annual base salary and the annual MIP target variable incentive amount that was first established for a particular executive upon hire (or later renegotiation of terms of employment). This approach is not a formal policy nor is it a contractual requirement. In connection with the elimination of perquisites as otherwise described in this analysis, beginning in 2010, the Committee varied from the practice in that target variable incentive levels for 2010 were increased for the named executive officers by a fixed amount of $11,500 per named executive officer affected by the elimination of the perquisites and the increase in base salary. Even though Mr. Zarrilli was not affected by the perquisite elimination, his base salary and target variable incentive amount were increased to keep his compensation in line with the other named executive officers.

Payouts. There were no mandatory minimum awards payable under the 2010 MIP. The actual incentive awards paid to participants were determined based upon the level of achievement of the quantitative and qualitative corporate and individual performance objectives and were measured in the aggregate on a sliding scale basis (e.g., for executives and professional staff, achievement of objectives totaling 50 percent would result in payment of 50% of the target award, achievement of objectives totaling 100 percent would result in payment of 100% of the target award and achievement of objectives totaling 150 percent would result in payment of 150% of the target award). Payments under the 2010 MIP were limited to 150% of each individual’s target award.
Under the terms of our 2010 MIP, the Committee had the ability to make payments to participants in cash and/or equity. There was no requirement that any particular portion of any payments may be made in any particular form. In late 2010 and early 2011, the Committee reviewed our performance against the quantitative and qualitative corporate objectives set forth above and preliminarily determined the following payout levels. The finalization of the payouts was conditioned upon the completion of the audit of our 2010 financial statements and internal controls over financial reporting without any unexpected material adjustments. Such completion occurred on March 4, 2011, when our Annual Report on Form 10-K for the 2010 fiscal year was filed.

	Payout
	Level
	(as a
	percentage
Corporate Objectives	of target)	Factors Affecting Determination
Partner Company Performance	103%	In approving a payout of 103% of the target award total in this category, the Committee noted the following accomplishments against the applicable objectives:

		- Substantial increase in value accomplished in some of Safeguard’s largest partner companies;
		- Management enhancements accomplished at seven partner companies;
		- Accretive acquisition transactions accomplished by four partner companies; and
		- Divestiture of non-core business line by one partner company.

		In the aggregate, the Committee concluded that 11 out of the 16 partner companies included in the MIP for 2010 finished the year on or ahead of the milestones established at the outset of the year. They also concluded that of such 11 companies, five finished the year significantly ahead of plan.

	Payout
	Level
	(as a
	percentage
Corporate Objectives	of target)	Factors Affecting Determination
Overall Corporate Performance	130%	In awarding a 130% payout in this category, the Committee noted the following accomplishments against the applicable objectives:

-     Two exit transactions accomplished producing aggregate net initial proceeds to Safeguard of $178 million (with high likelihood of additional proceeds from the Avid exit within one year based on achievement of milestones; and potential for substantial additional proceeds based on difficult, but achievable, milestones). Initial net proceeds reflect minimum 3x cash-on-cash return;

		- $47 million debt exchange transaction initiated, negotiated and accomplished in Spring 2010.
		- Share price increase of over 70% from 1/1/2010 to 12/31/2010;
		- Addition of three new covering analysts;
		- Maintenance of operating expense levels consistent with budget; and
		- Cash, cash equivalents and marketable securities of approximately $126 million (excluding escrowed amounts and restricted cash) on hand at year end.

		In the aggregate, the Committee concluded that Safeguard had far exceeded expectations regarding: i) the accomplishment of significant exit transactions during the year; ii) the year-over-year increase in the value of its partner companies (despite the write-off of two of Safeguard’s partner companies); and Safeguard’s initiatives to increase its liquidity position and market capitalization. The Committee further concluded that Safeguard had met its plans regarding exploration of relationships and initiatives that could lead to the development of alternate sources of capital for Safeguard and to further strategic growth. The Committee lastly concluded that Safeguard had not met expectations relating to the deployment of capital into new partner companies.*
Total Percentage	117%

*	It should be noted that accomplishments directly related to our holdings in Clarient were not weighted in connection with the determination of 2010 MIP awards.

Following the end of the 2010 calendar year, each executive completed a self-assessment of his achievement of individual objectives (representing 20% of the total 2010 MIP target award). The Chief Executive Officer’s self-assessment was a component of the annual CEO performance review conducted by the Nominating & Corporate Governance Committee. The Committee reviewed with the Nominating & Corporate Governance Committee its assessment of the performance of the Chief Executive Officer, including his achievement of individual objectives. Regarding the performance of each of the other named executive officers, the Committee based its assessment of their achievements of individual objectives principally on the recommendation made by our Chief Executive Officer. The Committee’s determinations regarding the individual achievement levels of each of the named executive officers were as follows: Mr. Boni’s individual performance component was determined to be 110%, based principally upon the same accomplishments that the Committee noted regarding overall corporate performance, as described above, since Mr. Boni’s personal objectives mirrored the overall corporate objectives which had been established. Mr. Datin’s individual performance was determined to be 110% based upon: i) the fact that the majority of the Life Sciences partner companies exceeded their performance plans; ii) the extraordinary value realization related to Clarient and Avid; and iii) the augmentation of the Life Sciences deal team capabilities and capacity through the use of EIRs and active advisory board members. Mr. Kemmerer’s individual performance component was determined to be 90%, based upon: i) advances made in the performance, talent base and value of the technology partner companies as a whole; ii) the positioning of several of the technology partner companies for future exit; and iii) the establishment of a FinTech initiative and the use of an EIR in connection with such initiative. Mr. Sisko’s individual performance was determined to be 110% based upon i) the timely and efficient execution of Safeguard’s shelf registrations in coordination with other Company activities; ii) Board level activity within Safeguard’s partner companies; iii) creativity in contributing to achievement of Safeguard’s game plan; iv) flexibility in approach to achieving core objectives of Safeguard; v) the hiring and training of a new attorney to support deal team activity; and vi) demonstrated initiative in pursuing professional development. Mr. Zarrilli’s individual performance was determined to be 110% based upon; i) the timely and well-executed completion of Safeguard’s shelf registrations; ii) creative approach to pursuit of alternative sources of capital for Safeguard; iii) the pursuit of debt capital deployment opportunities; and iv) participation in advising and building value in our partner companies.
Based on its review of the achievement of both quantitative and qualitative 2010 MIP objectives, the Committee authorized the following individual awards to Safeguard’s named executive officers. The Committee determined, based on consultations with the Committee’s independent consultant and analysis of data related to incentive payment practices being followed within Safeguard’s peer group and throughout the United States financial services industry, as a whole, to pay 100% of 2010 MIP payments to our executives in cash. The Committee’s decision to pay all 2010 MIP awards in cash was based upon two principal company-specific factors: first and foremost was Safeguard’s cash position; and second was the relatively low level of equity available for grant in Safeguard’s long-term incentive plans. The Committee recognizes that these MIP awards are part of the annual incentive component of our compensation policies and not part of long-term incentive compensation and, so long as Safeguard’s liquidity position is strong, the Committee will tend towards paying annual incentive amounts in cash rather than equity. The utilization of equity as part of the MIP award process will be considered on a year-by-year basis and will not be driven by any rigid guideline.
The cash amounts paid to our named executive officers also are presented in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The cash payments were made to each executive, following completion of the audit of our financial statements on March 4, 2011.

		Total Variable
Name	Payout Level (1)	Incentive Payment
Peter J. Boni	115.6	$764,694
James A. Datin	115.6	$464,134
Kevin L. Kemmerer	111.6	$432,450
Brian J. Sisko	115.6	$302,294
Stephen T. Zarrilli	115.6	$302,294

Named Executive Officers, as a group (5 persons)		$2,265,866

(1)	In percentage terms versus targeted incentive amount.
It should be noted that the Committee is in the process of instituting a clawback policy that will formally give Safeguard the ability to recover portions of the compensation paid, including incentive compensation, to our named executive officers and others under certain circumstances involving financial results restatements and ethical misconduct. The Committee is undertaking this initiative, not in response to any particular situation or circumstance, but as a natural extension of the Committee’s commitment to sound executive compensation practices and effective corporate governance. All grants made in 2010 will be subject to such clawback policy.

Long-Term Incentives. The principal approach utilized by the Committee to meet the need for a long-term incentive component to Safeguard’s executive compensation program has been the granting of significant amounts of equity to our named executive officers. Historically, this was accomplished almost exclusively in the form of stock options. More recently, the Committee has also issued equity in the form of restricted stock and performance stock units. Our equity compensation plans allow for the grant of options, restricted stock awards and such other equity-based awards as the Committee may determine to be appropriate from time to time. It should be noted that, as described above under “2010 Compensation Program — Payouts,” the Committee chose to pay all of the 2010 MIP awards in cash, whereas a portion of the 2009 MIP awards were paid in the form of stock grants, and a portion of the 2008 MIP awards were paid in the form of restricted stock.
As noted above, we compete for executive talent with venture capital and private equity firms, and we review comparative information regarding venture capital and private equity industry compensation practices as part of our overall analysis. In such industries, executives (referred to as “managing partners”) typically have compensation programs heavily weighted towards long-term incentive, structured as a share of the fund’s profits, payable in cash (referred to as “carry”). We currently do not provide our executives with a cash compensation program tied directly to gains from our sales of our partner company holdings. Instead, as part of our overall process of composing a complete approach to executive compensation, we review our equity compensation plans in light of the type of economic benefit and performance metrics that would be included in a “carry” approach to compensation. We compare the initial equity awards made to our named executive officers against our assessment of the carry which would typically be provided to executives in positions of comparable responsibility at private equity and/or venture capital firms at that time. Based upon information available to the Committee through its consultant, we continually reassess the competitiveness of our executives’ long-term compensation opportunity against a carry methodology as well as other relevant metrics from other types of businesses within our peer group. The ultimate potential value of the equity grants is intended to be competitive with those held by comparable executives in the comparison data reviewed by the Committee (as adjusted for the senior executive’s experience).
In order to undertake a discussion of the Committee’s work regarding long-term incentives during 2010, it is relevant to revisit issues related to long-term incentives confronted in 2008 and 2009. The Committee’s deliberations with regard to long-term incentives during 2008 were made increasingly challenging by a variety of factors — the economic environment impacted the opportunity to realize the value of long-term incentives, and the retentive value of long-term incentive grants made to the named executives upon hire declined precipitously through the course of 2008. In an effort to better approximate a “carry” approach, the Committee considered a variety of alternatives for long-term incentives, including cash, restricted stock, and stock options, with all of these approaches tied to gains derived by Safeguard from sales of our partner company interests. The Committee decided to continue the use of options as the principal component of its long-term incentive program, but changed the performance criteria for new grants from the “market-based” approach (described below) which had been utilized since 2005, to the “capital-return” approach (described below). The Committee made this change in the belief that this vehicle best ties the reward to the factors critical to the creation of shareholder value.
All of our stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. Therefore, the options will have value only if the market price increases after that date and, in the case of options that vest upon achievement of specified performance milestones, only if the specified performance milestones are achieved.
We refer to options, restricted stock and performance stock units that vest upon achievement of specified performance milestones as “performance-based.” At present, we have issued and outstanding two types of performance-based equity: “market-based vesting” and “capital-return based vesting” (initiated in 2008). Both of these types of performance-based equity are described in detail below.

In general, for executive personnel, the Committee has established the following model for allocating equity grants (both initial and any annual grants) between equity grants which are subject to simple time-based vesting and performance-based equity:
•	25% of the total underlying shares are subject to time-based vesting; of such amount, 25% vests on the first anniversary date of the grant date and the remaining 75% vests in 36 equal monthly installments on the same date of each month thereafter; and

•	75% of the total underlying shares are subject to performance-based vesting.
The Committee believes that allocating equity grants in such a fashion aligns the long-term interests of Safeguard management and our shareholders. The Committee may infrequently grant equity allocated in a different manner, in special circumstances. All equity grants to our named executive officers in 2010 were allocated, between time-based vesting and performance-based vesting, in the above manner.
Market-based Options. Our market-based vesting options vest as Safeguard’s per share price on the NYSE achieves certain specified levels. The Committee began utilizing these market-based vesting options during 2005 and continued to utilize them through the second quarter of 2008. Our executives will not benefit from such option grants unless our stock price achieves and sustains a targeted stock price (based on the average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days).
The following table shows the per share stock price levels at which portions of the shares underlying the market-based vesting options granted in 2005 and 2006 to Messrs. Boni, Datin and Kemmerer will vest:

Per Share Stock Price
Percentage of Shares Underlying Options That Vest	(as adjusted to reflect 8/2009 reverse stock split)
First 10%	$12.2154
Next 20%	$18.9288
Next 30%	$27.8796
Final 40%	$39.0684
The market-based options issued to Mr. Sisko in 2007 and to Messrs. Kemmerer and Zarrilli during 2008 will vest as follows:

Per Share Stock Price
Percentage of Shares Underlying Options That Vest	(as adjusted to reflect 8/2009 reverse stock split)
First 20%	$18.9288
Next 30%	$27.8796
Next 40%	$39.0684
Final 10%	$43.3476
Market-based options also may vest on a pro rata basis if the per share stock price is between the designated stock price levels set forth in the above tables for 20 consecutive trading days. We measure for these pro rata vestings every six months. For example, based on the stock price levels in the first table above, if the first 30% of the options had already vested and within the next six-month window, the highest average closing price of a share of our common stock as reported on the NYSE composite tape over 20 consecutive trading days equaled $23.4042, an additional 15% of the shares underlying the options would vest.
We do not have any other forms of market-based equity grants besides our market-based options.
Capital-Return Model. During the third quarter of 2008, based upon discussions with the Committee’s consultant and in an attempt to 1) formally incorporate the annual granting of equity as part of the annual total compensation package; 2) better approximate the “carry” concept described above; and 3) better link compensation to two principal elements of Safeguard’s business plan for producing enhanced shareholder value, increasing the value of our partner company interests and consummating exit transactions to realize such value, the Committee formulated the following capital-return model. The principle behind the capital-return model is to vest the underlying equity as partner company exit transactions produce aggregate cash returns to Safeguard in excess of certain predetermined levels. In order to create a starting point for the use of this vesting approach, the Committee formed a group consisting of all of Safeguard’s partner companies existing as of September 30, 2008, other than Clarient (the “Initial Group”) and tied the vesting to predetermined levels of net cash proceeds returned to Safeguard based on exit transactions involving the Initial Group. The model calls for vesting to be calculated annually on September 30 of each calendar year. Vesting will only begin to occur after a hurdle amount of proceeds are produced (an amount equal to 100% of aggregate cash deployed in the Initial Group, plus an amount approximating Safeguard’s annual cost of overhead). All instruments will become vested upon achievement of a predetermined target amount of proceeds (an amount equal to three times aggregate cash deployed in the Initial Group). After the hurdle amount is reached, the instruments will vest on a linear basis relative to additional proceeds produced beyond the hurdle amount until such time as 100% are vested when the target amount of proceeds is reached. Adjustments to the hurdle amount and the target amount will be made if and when Safeguard deploys additional capital into any of the Initial Group.

The Committee determined that the instruments issued in 2008 would all be options. None of such Initial Group capital-return options have vested as of the date hereof. It was contemplated that, on an annual basis going forward, on or about the anniversary date of the formation of the Initial Group, the Committee would create an additional grouping of partner companies defined as companies into which Safeguard first deployed capital during the preceding 12 months. The vesting of any stock option or other equity issuances to be made at that time (or within the next 12 months) in the normal course of the Committee’s management of executive compensation equity matters would be tied to net proceeds produced from exit transactions involving such group of partner companies. Consistent with such expectations, in Fall 2009, the Committee issued additional capital-return options as well as performance stock units (which also vest based on the capital-return model) pegged to a group of partner companies first funded by Safeguard in the prior 12 months. During the Fall of 2010, as the Committee took under consideration additional equity grants consistent with this capital-return model, the Committee made a determination to expand the group of partner companies used for measurement purposes to include partner companies into which Safeguard first deployed capital in the last 24 months. This was done because of the small number of partners companies which were first funded in the prior 12 months. The Committee felt it inappropriate to link the vesting of the relevant equity grants to such a small pool of partner companies. This practice, as it may be revised to accommodate specific circumstances, is expected to continue annually. The Fall 2010 grants were split evenly, on a value basis, between options and restricted equity vehicles.
For the Fall 2009 and Fall 2010 grants, the hurdle amounts (the point at which vesting begins to occur) equal 100% of capital deployed into the relevant group of partner companies, plus an amount based on Safeguard’s annual cost of overhead. For such grants, the target amounts (the point at which all instruments become vested) equal three times capital deployed in the relevant group of partner companies.
The Committee annually reviews the equity awards held by our executives and other employees and also may consider awards periodically during a year in an effort to retain and motivate employees and to ensure continuing alignment of executive and shareholder interests. Information regarding the equity grants made to our named executive officers during 2010 can be found below under “Executive Compensation — Grants of Plan-Based Awards — 2010.”
Subject to availability under our shareholder approved equity compensation plans, we expect to continue to use stock options and other equity awards as part of our executive compensation program, including performance-based options.
Stock Option/Equity Granting Process. The Committee is responsible for equity grants under our equity compensation plans. The Committee approves and grants all equity awards to our executives, employees and advisory board members, with the exception of those grants for which the Committee has delegated authority to the Chief Executive Officer which are described below. Equity grants to directors are generally approved by the Board; however, in those cases where the Board has approved the size and form of recurring annual service grants, the Committee may authorize grants without further Board approval.
Grants may be made at regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executive officers or for executive officers who have been promoted or are otherwise subject to changes in responsibilities. During 2007, the Committee determined that, as a matter of best practice, recurring grants to directors would be made on or about the date of Safeguard’s annual meeting of shareholders. During 2008, the Committee further determined that it would also begin utilizing the end of Safeguard’s fiscal third quarter each year as an acceptable and administratively convenient time to make annual determinations regarding executive equity compensation matters. It is presently contemplated that, at that time in each calendar year going forward, and in connection with the process described above regarding Safeguard’s capital-return model, the Committee may issue additional options (or other forms of incentive equity) to some or all of Safeguard’s executives. This annual process was established in 2008 in recognition of the fact that the core of Safeguard’s senior management team was established beginning in 2005 and that, based on the term of Safeguard’s option grants, it would be appropriate to begin an annual option review and potential programmatic supplemental grant designed to deliver an annual long-term incentive value relative to each executive’s roles and responsibilities. The Committee believes that granting equity on an annual basis will 1) provide greater alignment between the performance achieved and the value realized; 2) reinforce equity value as an important component of each executive’s annual total compensation; and 3) recognize each executive’s ongoing role in achieving results rather than the point in time that he joined Safeguard.

The Committee has delegated to our Chief Executive Officer the authority to make equity grants between regularly scheduled Committee meetings (primarily to new hires and new advisory board members), provided that the aggregate number of shares granted may not exceed 50,000 shares, the maximum number of shares allocated to any one employee may not exceed 20,000 shares and the aggregate number of shares allocated to any one advisory board member may not exceed 1,000 shares. A report is made to the Committee at each of its regularly scheduled meetings regarding any grants that our Chief Executive Officer has approved since the date of the last report, following which the aggregate number of shares available is reset to 50,000 shares. The Chief Executive Officer is not authorized to make equity grants to executives or directors without prior Committee approval of the specific grant contemplated.
It recently has become our practice to make all employee grants of options, subject to limited exceptions for new hires, on fixed quarterly grant dates. Grants to newly retained consultants or advisors may be made on fixed quarterly grant dates, or the later of the date the award is approved or the date of commencement of services. The exercise price for all stock options granted under our equity compensation plans is the average of the high and low trading prices of our common stock as reported on the NYSE composite tape on the date of grant, which we believe reflects a commonly utilized practice.
Nonqualified Deferred Compensation. Our executives may defer compensation under our qualified 401(k) plan (subject to the limits imposed by the Internal Revenue Code) but generally, due to the structure of our 401(k) plan, the most highly compensated of our executives (including our named executive officers) were not eligible to receive matching company contributions under that plan for calendar years through 2008. In lieu of such a matching 401(k) contribution, such executives were eligible to participate in our nonqualified deferred compensation plan, which is an unfunded plan that did not allow participants to elect to defer compensation but did allow participants to obtain credits, in the form of Safeguard contributions allocated to accounts for the benefit of participants. We offered this nonqualified deferred compensation plan to those executives excluded from matching contributions in light of their ineligibility to obtain a Company matching contribution under our qualified 401(k) plan. During 2008, the Committee approved a change to our 401(k) plan which allowed matching contributions for all of our employees for calendar years beginning with 2009. Therefore, no further contributions are expected to be made under our nonqualified deferred compensation plan for calendar years beyond 2008. Amounts accrued for prior periods will remain credited, and earnings on those prior amounts will continue to be credited, to prior participants in accordance with the terms of the plan. Additional information regarding participation in this plan by named executive officers can be found below under “Executive Compensation—Nonqualified Deferred Compensation — 2010.”
Perquisites (fringe benefits). Previously, certain of our executives were contractually entitled to a few benefits that were not otherwise available to our employees generally. Such additional benefits were eliminated effective January 1, 2010. We do not provide a defined benefit pension arrangement, post-retirement health coverage or similar benefits for any of our executives. During 2010, we provided universal life insurance coverage ranging from $750,000 to $1,000,000 to each of our named executive officers.
In connection with the Committee’s deliberations regarding 2010 Base Salary amounts for our named executive officers, it was determined that car allowances, non-accountable expense allowances and Executive Medical perquisites would be eliminated effective January 1, 2010. As described above, the Committee did adjust base salaries of the affected named executive officers in connection with the elimination of such perquisites.

Severance and Change-in-Control Arrangements
Each of our named executive officers has an agreement with Safeguard which provides certain benefits in the event of termination of his employment by Safeguard without “cause” or by the officer for “good reason” (as defined in the agreements).
Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which may include a multiple of his then current base salary, payment of his pro rata bonus for the year of termination or a multiple of the greater of his target bonus for the year of termination or the average of his actual bonuses for up to the last three years, accelerated vesting of equity awards and extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time, and outplacement services or office space. See “Potential Payments upon Termination or Change in Control” elsewhere herein for a summary of the specific benefits that each executive will receive upon the occurrence of a termination event.
Unlike “single trigger” change-in-control arrangements that pay out immediately upon a change in control, most of the benefits to which our named executive officers are entitled under their agreements in the event of a “change in control” require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control. However, we note that the acceleration of the vesting of the stock options that have been granted to Mr. Boni require only a “single trigger” to be effective — that is, only a change in control. This arrangement was specifically negotiated by Mr. Boni as a condition to his agreement to join Safeguard. Since equity represents a significant portion of Mr. Boni’s total compensation, we believe that this “single trigger” can be an important retention device during change—in-control discussions.
Deductibility of Executive Compensation
The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code in structuring executive compensation. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). We believe the stock options awarded under our equity compensation plans are in compliance with the provisions of Section 162(m). The portion of cash compensation paid to Mr. Boni for 2010 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our incentive compensation plans under Section 162(m).
Stock Ownership Guidelines
Our Board established stock ownership guidelines, effective December 31, 2005, that are designed to closely align the long-term interests of our named executive officers with the long-term interests of our shareholders. The guidelines provide that each named executive officer should attain an equity position in our common stock equal to two times annual base salary. The ownership level should be achieved (i) within five years of December 31, 2005 for executive officers who were employed on that date or (ii) for individuals who were not employees on December 31, 2005, by the end of the fifth full calendar year following the year in which the executive officer was hired or became an executive officer. The Nominating & Corporate Governance Committee monitors compliance as of the end of each calendar year. Shares counted toward these guidelines include:
•	Shares beneficially owned by the executive officer;

•	Vested shares of restricted stock;

•	Vested deferred stock units that have been credited to the executive officer; and

•	Shares underlying vested, in-the-money options.
Based on information they have provided to us, all of our named executive officers, including our Chief Executive Officer, have achieved the required ownership levels.

Prohibition on Speculation in Safeguard Stock
Our company policy on securities trading by company personnel prohibits our named executive officers, directors and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect. Our executive officers and directors also are prohibited from pledging, directly or indirectly, our common stock or the stock of any of our partner companies, as collateral for indebtedness.
COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2010 and the Company’s proxy statement for its 2011 annual meeting of shareholders.
Members of the Compensation Committee:

Julie A. Dobson, Chairperson	Andrew E. Lietz	George D. McClelland	John J. Roberts

EXECUTIVE COMPENSATION
Summary Compensation Table — Fiscal Years Ended December 31, 2010, 2009 and 2008
The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

							Change in
						Non-Equity	Pension Value
						Incentive	and
						Plan	Nonqualified	All Other
				Stock	Option	Compen-	Deferred	Compen-
Name and		Salary	Bonus	Awards	Awards	sation	Compensation	sation	Total
Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(2)(4)	($)	Earnings ($)	($)(5)	($)
Peter J. Boni	2010	673,000	175,000	182,354	186,107	764,694	6,802	49,617	2,037,574
President and Chief	2009	650,000	75,000	307,031	260,703	598,000	10,805	69,323	1,970,862
Executive Officer	2008	650,000	—	—	667,736	428,964	—	74,323	1,821,023

James A. Datin	2010	413,000	175,000	83,553	85,320	464,134	6,802	19,834	1,247,643
Executive Vice President	2009	390,000	75,000	143,691	122,009	378,300	10,805	41,564	1,161,369
and Managing Director, Life Sciences	2008	390,000	—	—	333,875	266,569	—	46,961	1,037,405

Kevin L. Kemmerer	2010	399,000	—	83,553	85,320	432,450	8,954	17,309	1,026,586
Executive Vice President	2009	357,500	—	168,253	142,866	325,325	14,224	40,022	1,048,190
and Managing Director, Technology	2008	309,337	—	—	638,350	204,306	—	45,081	1,197,074

Brian J. Sisko	2010	363,000	125,000	66,889	68,252	302,294	2,953	20,534	948,922
Senior Vice President and	2009	340,000	50,000	71,231	60,483	245,840	4,691	42,763	815,008
General Counsel	2008	340,000	50,000	—	72,292	176,771	—	48,109	687,172

Stephen T. Zarrilli	2010	363,000	125,000	66,889	68,252	302,294	—	21,723	947,158
Senior Vice President and	2009	340,000	50,000	71,231	60,483	245,840	—	21,681	789,235
Chief Financial Officer	2008	198,333	113,750	—	1,099,875	—	—	14,006	1,425,964

(1)	For 2010, the amounts reported represent discretionary bonuses awarded by the Compensation Committee for exceptional performance which was outside of the scope of the corporate objectives established under our 2010 Management Incentive Plan (“2010 MIP”). Amounts earned by our named executive officers under our 2010 MIP are reported under “Non-Equity Incentive Plan Compensation.”

(2)	Consistent with SEC rules, stock and option awards are required to be valued using the aggregate grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Even though awards may be forfeited, the amounts reported do not reflect this contingency. Amounts reported for these awards do not reflect our accounting expense for these awards during the year and may not represent the amounts that our named executive officers will actually realize from the awards. Whether, and to what extent, our named executive officers realize value will depend on (i) the achievement of the market-based or the performance-based vesting criteria associated with certain stock options and performance stock units (“PSUs”) awarded; (ii) our stock price; and (iii) an individual’s continued employment for awards that are subject to time-based vesting. Vesting of awards held by our named executive officers may be accelerated in certain circumstances as detailed below under “Potential Payments upon Termination or Change in Control.”

(3)	For 2010, the Compensation Committee awarded a combination of time-based vesting restricted stock and PSUs. The fair value of the restricted stock and PSUs is based on $15.105 per share, which was the average of the high and low trading prices of a share of our common stock on the grant date. The PSUs are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, as described in detail under “Compensation Discussion and Analysis — Long-Term Incentives.” Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests. Assuming the highest level of performance conditions will be achieved for the PSUs, the full grant date fair value for all stock awards granted during 2010 would be as follows: Mr. Boni—$309,351; Mr. Datin—$141,760; Mr. Kemmerer—$141,760; Mr. Sisko—$113,438; Mr. Zarrilli—$113,438.

(4)	The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used by us in calculating these amounts are incorporated by reference to Note 10 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. For 2010, the Compensation Committee awarded a combination of time-based vesting stock options and performance-based vesting stock options, which are subject to the same performance-based vesting conditions as the PSUs awarded in 2010. The grant date fair values included in this column for awards that are subject to performance-based vesting were computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance conditions will be achieved for the performance-based vesting stock options, the full grant date fair value for all stock options awarded during 2010 would be as follows: Mr. Boni—$316,114; Mr. Datin—$144,917; Mr. Kemmerer—$144,917; Mr. Sisko—$115,933; Mr. Zarrilli—$115,933.

(5)	For 2010, All Other Compensation includes the following amounts:

		Life	Group Life
		Insurance	Insurance
Name	401(k) Matching Contribution	Premiums	Imputed Income
Peter J. Boni	$12,250	$30,509	$6,858
James A. Datin	12,250	6,930	654
Kevin L. Kemmerer	12,250	4,640	419
Brian J. Sisko	12,250	7,420	864
Stephen T. Zarrilli	12,250	8,909	564

Our named executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us and are eligible to receive matching charitable contributions under our program, which is available to all employees, subject to a maximum of $1,500 in matching contributions for each individual for each calendar year.
Each of our current named executive officers has an employment agreement with us that sets his initial base salary and initial minimum annual cash incentive target award. The initial base salary and initial minimum annual cash incentive target award for each named executive officer employed as of December 31, 2010, were as follows: Mr. Boni ($600,000 salary; $600,000 target award); Mr. Datin ($375,000 salary; $375,000 target award); Mr. Kemmerer ($325,000 salary; $325,000 target award); Mr. Sisko ($340,000 salary; $250,000 target award); and Mr. Zarrilli ($340,000 salary; $195,000 target award). Base salaries and annual cash incentive target awards, which are reviewed by the Compensation Committee each year, currently exceed these contractual minimum amounts for each named executive officer. The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, for good reason or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.” The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards — 2010
The following table shows non-equity and equity incentive plan awards, stock awards and option awards granted during 2010 to our named executive officers.

										All Other	All Other
										Stock	Option			Grant
										Awards:	Awards:	Exercise	Closing	Date Fair
			Estimated Possible Payouts			Estimated Future Payouts				Number	Number of	or Base	Market	Value of
		Date of	Under Non-Equity Incentive			Under Equity Incentive Plan				of Shares	Securities	Price of	Price on	Stock and
		Comp.	Plan Awards (1)			Awards (2)				of Stock	Underlying	Option	Date of	Option
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target		Maximum	or Units	Options	Awards	Grant	Awards
Name	Date	Action	($)	($)	($)	(#)	(#)		(#)	(#)(2)(3)	(#)(2)(3)	($/Sh)	($/Sh)(4)	($)(5)
Peter J. Boni	03/02/10	03/02/10	—	661,500	992,250	—	—		—	—	—	—	—	—
	11/05/10	11/05/10	—	—	—	—	—		—	—	10,240	15.105	15.09	78,602
	11/05/10	11/05/10	—	—	—	—	30,715	(6)	—	—	—	15.105	15.09	107,505
	11/05/10	11/05/10	—	—	—	—	15,360	(7)	—	—	—	—	—	105,016
	11/05/10	11/05/10	—	—	—	—	—		—	5,120	—	—	—	77,338
James A. Datin	03/02/10	03/02/10	—	401,500	602,250	—	—		—	—	—	—	—	—
	11/05/10	11/05/10	—	—	—	—	—		—	—	4,695	15.105	15.09	36,039
	11/05/10	11/05/10	—	—	—	—	14,080	(6)	—	—	—	15.105	15.09	49,281
	11/05/10	11/05/10	—	—	—	—	7,040	(7)	—	—	—	—	—	48,132
	11/05/10	11/05/10	—	—	—	—	—		—	2,345	—	—	—	35,421
Kevin L. Kemmerer	03/02/10	03/02/10	—	387,500	581,250	—	—		—	—	—	—	—	—
	11/05/10	11/05/10	—	—	—	—	—		—	—	4,695	15.105	15.09	36,039
	11/05/10	11/05/10	—	—	—	—	14,080	(6)	—	—	—	15.105	15.09	49,281
	11/05/10	11/05/10	—	—	—	—	7,040	(7)	—	—	—	—	—	48,132
	11/05/10	11/05/10	—	—	—	—	—		—	2,345	—	—	—	35,421
Brian J. Sisko	03/02/10	03/02/10	—	261,500	392,250	—	—		—	—	—	—	—	—
	11/05/10	11/05/10	—	—	—	—	—		—	—	3,755	15.105	15.09	28,823
	11/05/10	11/05/10	—	—	—	—	11,265	(6)	—	—	—	15.105	15.09	39,429
	11/05/10	11/05/10	—	—	—	—	5,630	(7)	—	—	—	—	—	38,492
	11/05/10	11/05/10	—	—	—	—	—		—	1,880	—	—	—	28,397
Stephen T. Zarrilli	03/02/10	03/02/10	—	261,500	392,250	—	—		—	—	—	—	—	—
	11/05/10	11/05/10	—	—	—	—	—		—	—	3,755	15.105	15.09	28,823
	11/05/10	11/05/10	—	—	—	—	11,265	(6)	—	—	—	15.105	15.09	39,429
	11/05/10	11/05/10	—	—	—	—	5,630	(7)	—	—	—	—	—	38,492
	11/05/10	11/05/10	—	—	—	—	—		—	1,880	—	—	—	28,397

(1)	These awards were made under our 2010 MIP. There were no mandatory minimum awards payable under our 2010 MIP and the maximum awards payable were 150% of the target amounts. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. Actual payments under these awards, which have already been determined and were paid in March 2011, are included in the Non-Equity Incentive Plan Compensation column of the 2010 Summary Compensation Table.

(2)	The vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control, and, in the case of Mr. Boni’s equity awards, upon the occurrence of a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The options and restricted stock vest as to 25% of the underlying shares on the first anniversary date of the grant date and as to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter; the options have an eight-year term.

(4)	The market price reported in this column is the closing price of Safeguard common stock as reported on the NYSE composite tape on the grant date. Under the terms of Safeguard’s equity compensation plans, the exercise price of an option is determined based upon the average of the high and low trading prices of Safeguard’s common stock as reported on the NYSE composite tape on the grant date.

(5)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used by us in calculating these amounts are incorporated by reference to Note 10 to our Consolidated Financial Statements in our Form 10-K.

(6)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these options are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period. There is no minimum number of option shares potentially exercisable and the target amount is the maximum number of shares underlying the options if full vesting of the options is achieved. The options have a 10-year term and were granted under our 2004 Equity Compensation Plan.

(7)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these PSUs are subject to the same performance-based vesting conditions as the performance-based vesting options awarded during 2010. Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests. The PSUs have a 10-year term and were granted under the 2004 Equity Compensation Plan. There is no minimum number of PSU shares potentially issuable and the target amount is the maximum number of shares underlying the PSUs if full vesting of the PSUs is achieved.

Outstanding Equity Awards at Fiscal Year-End — 2010
The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2010.

Option Awards								Stock Awards
											Equity
										Equity	Incentive Plan
				Equity				Number	Market	Incentive Plan	Awards:
				Incentive Plan				of	Value of	Awards:	Market or
				Awards:				Shares	Shares	Number of	Payout Value
		Number of	Number of	Number of				or Units	or Units	Unearned	of Unearned
		Securities	Securities	Securities				of Stock	of Stock	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying				That	That	or Other	or Other
		Unexercised	Unexercised	Unexercised		Option		Have	Have	Rights That	Rights That
		Options	Options	Unearned		Exercise	Option	Not	Not	Have Not	Have Not
	Grant	(#)(1)	(#)(1)(2)	Options		Price	Expiration	Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(5)	(#)(2)(4)	($)(5)
Peter J. Boni	08/16/05	166,666	—	—		7.650	08/16/13	—	—	—	—
	08/16/05	143,541	—	356,459	(6)	7.650	08/16/13	—	—	—	—
	09/30/08	28,124	21,875	—		7.410	09/30/16	—	—	—	—
	09/30/08	—	—	150,000	(7)	7.410	09/30/16	—	—	—	—
	02/09/09	—	—	—		—	—	28,812	492,109	—	—
	10/30/09	4,558	11,067	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	46,875	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	31,250	533,750
	11/05/10	—	10,240	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	30,715	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	15,360	262,349
	11/05/10	—	—	—		—	—	5,120	87,450	—	—
James A. Datin	09/07/05	83,333	—	—		9.360	09/07/13	—	—	—	—
	09/07/05	71,771	—	178,229	(6)	9.360	09/07/13	—	—	—	—
	09/30/08	14,063	10,937	—		7.410	09/30/16	—	—	—	—
	09/30/08	—	—	75,000	(7)	7.410	09/30/16	—	—	—	—
	02/09/09	—	—	—		—	—	17,904	305,800	—	—
	10/30/09	2,134	5,179	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	21,937	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	14,625	249,795
	11/05/10	—	4,695	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	14,080	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	7,040	120,243
	11/05/10	—	—	—		—	—	2,345	40,053	—	—
Kevin L. Kemmerer	06/14/04	16,666	—	—		14.010	06/14/12	—	—	—	—
	12/15/04	20,833	—	—		12.750	12/15/12	—	—	—	—
	06/06/05	4,166	—	—		6.180	06/06/13	—	—	—	—
	10/25/05	8,333	—	—		8.280	10/25/13	—	—	—	—
	10/25/05	19,139	—	47,527	(6)	8.280	10/25/13	—	—	—	—
	02/21/06	14,354	—	35,646	(6)	11.850	02/21/14	—	—	—	—
	06/30/08	13,021	7,812	—		7.650	06/30/16	—	—	—	—
	06/30/08	9,364	—	53,136	(8)	7.650	06/30/16	—	—	—	—
	09/30/08	11,717	9,115	—		7.410	09/30/16	—	—	—	—
	09/30/08	—	—	62,500	(7)	7.410	09/30/16	—	—	—	—
	02/09/09	—	—	—		—	—	13,722	234,372	—	—
	10/30/09	2,498	6,065	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	25,687	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	17,125	292,495
	11/05/10	—	4,695	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	14,080	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	7,040	120,243
	11/05/10	—	—	—		—	—	2,345	40,053	—	—

Option Awards								Stock Awards
											Equity
										Equity	Incentive Plan
				Equity				Number	Market	Incentive Plan	Awards:
				Incentive Plan				of	Value of	Awards:	Market or
				Awards:				Shares	Shares	Number of	Payout Value
		Number of	Number of	Number of				or Units	or Units	Unearned	of Unearned
		Securities	Securities	Securities				of Stock	of Stock	Shares, Units	Shares, Units
		Underlying	Underlying	Underlying				That	That	or Other	or Other
		Unexercised	Unexercised	Unexercised		Option		Have	Have	Rights That	Rights That
		Options	Options	Unearned		Exercise	Option	Not	Not	Have Not	Have Not
	Grant	(#)(1)	(#)(1)(2)	Options		Price	Expiration	Vested	Vested	Vested	Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(5)	(#)(2)(4)	($)(5)
Brian J. Sisko	08/20/07	34,722	6,944	—		12.636	08/20/15	—	—	—	—
	08/20/07	6,770	—	118,230	(8)	12.636	08/20/15	—	—	—	—
	09/30/08	2,953	2,297	—		7.410	09/30/16	—	—	—	—
	09/30/08	—	—	16,416	(7)	7.410	09/30/16	—	—	—	—
	02/09/09	—	—	—		—	—	11,873	202,791	—	—
	10/30/09	1,058	2,567	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	10,875	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	7,250	123,830
	11/05/10	—	3,755	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	11,265	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	5,630	96,160
	11/05/10	—	—	—		—	—	1,880	32,110	—	—
Stephen T. Zarrilli	06/30/08	39,063	23,437	—		7.650	06/30/16	—	—	—	—
	06/30/08	28,091	—	159,409	(8)	7.650	06/30/16	—	—	—	—
	09/30/08	820	638	—		7.410	09/30/16	—	—	—	—
	09/30/08	—	—	4,375	(7)	7.410	09/30/16	—	—	—	—
	10/30/09	1,058	2,567	—		9.825	10/30/17	—	—	—	—
	10/30/09	—	—	10,875	(7)	9.825	10/30/19	—	—	—	—
	10/30/09	—	—	—		—	—	—	—	7,250	123,830
	11/05/10	—	3,755	—		15.105	11/05/18	—	—	—	—
	11/05/10	—	—	11,265	(7)	15.105	11/05/20	—	—	—	—
	11/05/10	—	—	—		—	—	—	—	5,360	96,160
	11/05/10	—	—	—		—	—	1,880	32,110	—	—

(1)	Unless otherwise identified by footnote, options are subject to time-based vesting, with 25% of the underlying shares vesting on the first anniversary date of the grant date and the remaining underlying shares vesting in 36 equal installments each month thereafter.

(2)	Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control, and, in the case of Mr. Boni’s equity awards, upon the occurrence of a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	Amounts earned under our 2008 MIP by our eligible named executive officers were paid 50% in cash and 50% in shares of restricted stock that were issued under our 1999 Equity Compensation Plan. The shares included in this column that were awarded on February 9, 2009, represent the shares of restricted stock that were awarded to the eligible named executive officers under our 2008 MIP. Those shares vest 25% on the first anniversary date of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 24 months. The shares included in this column that were awarded on November 5, 2010, vest 25% on the first anniversary date of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months.

(4)	The PSUs included in this column are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, as described in detail under “Compensation Discussion and Analysis — Long-Term Incentives.” Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests.

(5)	Under SEC rules, the value is calculated based on the year-end closing stock price of $17.08, as reported on the NYSE composite tape, multiplied by the number of shares or the number of shares of stock underlying the PSUs that have not vested.

(6)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Per Share Stock Price
Percentage of Shares Underlying Options That Vest	(adjusted to reflect 8/2009 reverse stock split)
First 10%	$12.2154
Next 20%	$18.9288
Next 30%	$27.8796
Final 40%	$39.0684

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).

(7)	These options are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies, as described in detail under “Compensation Discussion and Analysis — Long-Term Incentives.” With the initial award of performance-based vesting options in 2008, the Compensation Committee established an initial group of companies which consisted of our partner companies existing as of September 30, 2008, other than Clarient, Inc. (“Initial Group”), and tied the vesting of the performance-based options issued in 2008 to predetermined levels of net proceeds returned to us based on exit transactions involving the Initial Group. For the 2009 grants, the group of companies to which performance-based vesting is tied consists of those partner companies into which we first deployed capital during the preceding 12 months. For the 2010 grants, the group of companies to which performance-based vesting is tied consists of those partner companies into which we first deployed capital during the preceding 24 months.

(8)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Per Share Stock Price
Percentage of Shares Underlying Options That Vest	(adjusted to reflect 8/2009 reverse stock split)
First 20%	$18.9288
Next 30%	$27.8796
Next 40%	$39.0684
Final 10%	$43.3476

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).
Option Exercises and Stock Vested — 2010
The following table shows restricted stock awards that vested during 2010. There were no stock options exercised by the named executive officers during 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
Peter J. Boni	—	—	37,045	433,775
James A. Datin	—	—	23,021	269,564
Kevin L. Kemmerer	—	—	17,644	206,602
Brian J. Sisko	—	—	15,266	178,756
Stephen Zarrilli	—	—	—	—

(1)	The value realized on vesting is determined by multiplying the number of shares vested by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on each vesting date.
Nonqualified Deferred Compensation — 2010
In 2003, Safeguard adopted an Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provided for a designated group of employees to obtain credits in the form of Safeguard contributions that were allocated to accounts for the benefit of each participant. Participants were not able to defer compensation under the plan. This plan was adopted in order to approximate matching contributions under our 401(k) plan which, based upon the terms and structure of our 401(k) plan, were not available to our most highly compensated personnel.

During 2008, the Compensation Committee approved a change to our 401(k) plan which allowed matching contributions for all of our employees beginning in 2009. Therefore, no contributions were made to this plan for 2009, and we do not expect to make any future contributions under this plan. Amounts accrued for prior periods will remain credited, and earnings on those prior amounts will continue to be credited, to prior participants in accordance with the terms of the plan.
Lump sum distributions of the vested balance in a named executive officer’s account are made following termination of employment as follows:
•	Amounts that were earned and vested at December 31, 2005, are distributed within 30 business days following termination; and

•	The remaining amount is distributed six months following termination.
A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. Since July 2009, we have calculated earnings based on the performance of the notional investment in the Vanguard S&P 500 Index Fund (VFINX), which is one of the investment choices currently available to participants in our 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.
The following table shows earnings for 2010 and account balances at December 31, 2010, for the named executive officers. There were no withdrawals by, or distributions to, the named executive officers during 2010.

	Registrant
	Contributions in Last	Aggregate Earnings	Aggregate Withdrawals/	Aggregate Balance
	Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year End
Name	($)	($)(1)	($)	($)(2)(3)
Peter J. Boni	—	$6,802	—	$57,340
James A. Datin	—	$6,802	—	$57,340
Kevin L. Kemmerer	—	$8,954	—	$75,482
Brian J. Sisko	—	$2,953	—	$24,894
Stephen T. Zarrilli	—	—	—	—

(1)	Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses.

(3)	At December 31, 2010, Messrs. Boni, Datin and Kemmerer were fully vested, and Mr. Sisko had a vested account balance of $20,247.
Potential Payments upon Termination or Change in Control
Messrs. Boni, Datin, Kemmerer, Sisko and Zarrilli each have agreements with us which provide for certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	à	Violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	à	A material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a material reduction of the executive’s base salary; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 to 35 miles; or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	à	A change in control generally occurs when:

• A person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

•     Less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

•     We are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company;

• We sell all or substantially all of our assets or are liquidated.
Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason
Our named executive officers will receive the following benefits upon involuntary termination of employment without cause or for good reason:
•	Messrs. Boni, Datin and Kemmerer:
•	A lump sum payment equal to the executive’s then current annual base salary and the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years;
•	All time-vested restricted stock awarded in lieu of all or a portion of any payout made under Safeguard’s Management Incentive Plan will fully vest;

•	All vested stock options will remain exercisable for 12 months; and

•	12 months’ continued coverage under our medical and dental plans.
•	Messrs. Sisko and Zarrilli:
•	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;
•	All time-vested stock options and restricted stock awards will fully vest and remain exercisable for 36 months and vested performance-based stock options will remain exercisable for 12 months;
•	12 months’ continued coverage under our medical, dental and universal life insurance plans; and
•	Up to $20,000 for outplacement services or office space.
Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control
Upon a change in control, the stock options, restricted stock awards and performance stock units held by Mr. Boni that have not otherwise vested will become fully vested. Our named executive officers will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described above.
Upon involuntary termination of employment without cause or for good reason within six months before or 12 months following a change in control (for Messrs. Boni, Datin and Kemmerer) or within 18 months following a change in control (for Messrs. Sisko and Zarrilli), our named executive officers will receive the following benefits:
•	Messrs. Boni, Datin and Kemmerer:
•	A lump sum payment equal to a multiple of the executive’s then current base salary and a multiple of the greater of the executive’s target bonus (not less than 100% of current base salary) for the year of termination or the average of the executive’s actual bonuses for the last three completed fiscal years (the multiple is three times for Mr. Boni and two times for Messrs. Datin and Kemmerer);
•	All stock options, restricted stock awards and performance stock units that have not otherwise vested will fully vest and all stock options will remain exercisable for 36 months for Mr. Boni and 24 months for Messrs. Datin and Kemmerer; and
•	Continued coverage under our medical and dental plans for 36 months for Mr. Boni and 24 months for Messrs. Datin and Kemmerer.

•	Messrs. Sisko and Zarrilli:
•	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;
•	All time-vested stock options will fully vest and remain exercisable for 36 months, all performance-based stock options that have not otherwise vested will vest and remain exercisable for 24 months, and all restricted stock awards and performance stock units that have not otherwise vested will vest;
•	12 months’ continued coverage under our medical, health and universal life insurance plans; and
•	Up to $20,000 for outplacement services or office space.
Other Payments Made upon Termination of Employment
Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:
•	Amounts earned during his term of employment;

•	Upon his death, disability or voluntary termination of employment, his accrued unused vacation pay;

•	Amounts contributed by us for the year of termination under our 401(k) plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);

•	Distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;

•	Reimbursement of eligible dental expenses for services incurred prior to termination;

•	Upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and

•	Upon his death or disability, accelerated vesting of restricted stock awarded in lieu of all or a portion of any payout made under Safeguard’s Management Incentive Plan that has not otherwise vested; and

•	Upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.
The following table shows the potential incremental payments and benefits which our named executive officers would have been entitled to receive upon termination of employment in each situation listed in the table below under their respective agreements and our broad-based employee benefit programs. The amounts shown do not include certain payments and benefits available generally to salaried employees upon termination of employment, such as distributions from our 401(k) and deferred compensation plans. The amounts shown in the table are based on an assumed termination as of December 31, 2010, and represent estimates of the maximum incremental amounts and benefits that would have been paid to each executive upon his termination which we have calculated: (i) by multiplying the 2010 annualized base salary for each named executive officer by the multiplier in each scenario that is specified in each such executive’s agreement with us; (ii) for Messrs. Boni, Datin and Kemmerer, by multiplying their respective 2010 target incentive awards by the multiplier in each scenario that is specified in their respective agreements with us; (iii) for Messrs. Sisko and Zarrilli, by assuming they would have been entitled to their respective 2010 annualized target incentive award for the full year; and (iv) by using our 2011 premium costs for calculating the value of the health and welfare benefits. The actual amounts to be paid to each executive would depend on the time and circumstances of an executive’s separation from Safeguard.

			Life Insurance
		Accrued	Proceeds or	Health and	Acceleration	Total
	Salary and	Vacation	Disability	Welfare	of Equity	Termination
	Bonus	Pay	Income	Benefits	Awards	Benefits
Current	($)	($)	($)	($)	($)(1)	($)
Peter J. Boni
• Normal Retirement (65+)	—	7,765	—	—	312,047	319,812
• Permanent disability	—	7,765	912,500	—	804,156	1,724,421
• Death	—	7,765	1,500,000	—	804,156	2,311,921
• Involuntary termination without cause or for good reason	1,334,500	—	—	10,860	492,109	1,837,469
• Change in control	—	—	—	—	6,900,354	6,900,354
• Change-in-control termination, involuntarily or for good reason	4,003,500	—	—	32,580	—	4,036,080
James A. Datin
• Normal Retirement (65+)	—	—	—	—	—	—
• Permanent disability	—	4,765	4,262,780	—	458,407	4,725,952
• Death	—	4,765	1,163,000	—	458,407	1,626,172
• Involuntary termination without cause or for good reason	814,500	—	—	14,073	305,800	1,134,373
• Change-in-control termination, involuntarily or for good reason	1,629,000	—	—	28,146	3,156,637	4,813,783
Kevin L. Kemmerer
• Normal Retirement (65+)	—	—	—	—	—	—
• Permanent disability	—	4,604	3,836,984	—	449,455	4,291,043
• Death	—	4,604	1,149,000	—	449,455	1,603,059
• Involuntary termination without cause or for good reason	786,500	—	—	14,073	234,372	1,034,945
• Change-in-control termination, involuntarily or for good reason	1,573,000	—	—	28,146	2,826,527	4,427,673
Brian J. Sisko
• Normal Retirement (65+)	—	—	—	—	—	—
• Permanent disability	—	3,490	3,294,770	—	281,902	3,580,162
• Death	—	3,490	1,113,000	—	281,902	1,398,392
• Involuntary termination without cause or for good reason	806,000	—	—	38,280	314,902	1,158,292
• Change-in-control termination, involuntarily or for good reason	806,000	—	—	38,280	1,319,304	2,163,584
Stephen T. Zarrilli
• Normal Retirement (65+)	—	—	—	—	—	—
• Permanent disability	—	4,188	3,414,015	—	253,219	3,671,422
• Death	—	4,188	1,113,000	—	253,219	1,370,407
• Involuntary termination without cause or for good reason	806,000	—	—	42,982	285,329	1,134,311
• Change-in-control termination, involuntarily or for good reason	806,000	—	—	42,982	2,151,998	3,000,980

(1)	Under SEC rules, the expense related to the acceleration of equity awards in each scenario is calculated as of December 31, 2010, based on (i) the number of shares underlying stock options for which vesting would have been accelerated, multiplied by the difference between our year-end closing stock price, as reported on the NYSE composite tape, and the exercise price of stock options for which vesting would have been accelerated; and (ii) for restricted stock awards, the number of shares for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape; and (iii) for performance stock units, the number of shares underlying performance stock units for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2010. There were no known holders of greater than 10% of our common stock during 2010.

OTHER MATTERS
Expenses of Solicitation
Safeguard will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to our shareholders. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation.
Procedures for Submitting Shareholder Proposals
Proposals for Inclusion in the Proxy Statement. Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in Safeguard’s proxy statement for consideration at our next annual meeting of shareholders by submitting the proposals to Safeguard in a timely manner. To be included in our proxy statement for our 2012 annual meeting, shareholder proposals must be received by Safeguard no later than December 23, 2011. Such proposals should be sent to:
Safeguard Scientifics, Inc.
Attention: Secretary
435 Devon Park Drive, Building 800
Wayne, PA 19087-1945
Proposals not included in the Proxy Statement. With respect to proposals not intended for inclusion in Safeguard’s proxy materials for next year’s annual meeting, if Safeguard does not receive notice of such a proposal by March 7, 2012 and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Secretary at the above address.
Additional Information
Safeguard’s annual report to shareholders for the year ended December 31, 2010, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and our partner companies, will be mailed, together with this proxy statement, on or about April 21, 2011, to shareholders of record as of the close of business on April 8, 2011.
General
Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.
Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.
BY ORDER OF THE BOARD OF DIRECTORS

Deirdre Blackburn
Secretary
April 13, 2011

 IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE GRAY BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 25, 2011.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/SFE • Follow the steps outlined on the secured website.

Vote by telephone
•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

The cumulative voting feature for the election of directors is available if you sign and return the proxy or vote in person at the annual meeting; however, it is not available if you vote by telephone or the Internet.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 3, and for an annual vote on executive compensation.
+
1.	ELECTION OF DIRECTORS–Nominees:
		For	Withhold		For	Withhold		For	Withhold

	01 - Peter J. Boni	☐	☐	02 - Julie A. Dobson	☐	☐	03 - Andrew E. Lietz	☐	☐

	04 - George MacKenzie	☐	☐	05 - George D. McClelland	☐	☐	06 - Jack L. Messman	☐	☐

	07 - John J. Roberts	☐	☐	08 - Robert J. Rosenthal	☐	☐

☐ To cumulate votes, write “cumulate for” in the space below, followed by the name of the nominee(s) and the number of votes to be cast for each nominee.

		For	Against	Abstain
2.	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for 2011.	☐	☐	☐
							1 Yr	2 Yrs	3 Yrs	Abstain
3.	Advisory resolution concerning the compensation of our named executive officers.	☐	☐	☐	4.	Advisory vote concerning the frequency of future advisory votes concerning executive compensation.	☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
+

We are pleased to notify you that Computershare is now the stock transfer agent and registrar for Safeguard Scientifics, Inc. Computershare provides you the flexibility to access information and process transactions using its toll-free shareholder services center, automated telephone support system and Internet capabilities.
Contacting Computershare
Effective immediately, please direct your inquiries and transaction requests to Computershare using the options listed below:

Telephone inquiries:	1-800-736-3001 (U.S., Canada, Puerto Rico) 1-781-575-3100 (non U.S.) 1-800-952-9245 (TDD)
E-mail inquiries: Written requests:	web.queries@computershare.com Computershare Investor Services P.O. Box 43078 Providence, RI 02940
Investor Centre
You also can manage your account online via Investor Centre, Computershare’s Web-based tool for shareholders. Here you can view your account details, update your account information and process various transactions. Registration is quick and easy. You can access The Investor Centre at www.computershare.com/investor.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Safeguard Scientifics, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAFEGUARD SCIENTIFICS, INC.
No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. When you sign and return this proxy card, you
•
appoint Brian J. Sisko and Deirdre Blackburn (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 26, 2011, and at any adjournments of that meeting;

•	authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and

•	revoke any previous proxies you may have signed.
IF YOU SIGN AND RETURN THE PROXY BUT DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE (1) FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; (2) FOR RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011; (3) FOR THE RESOLUTION CONCERNING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT; (4) FOR AN ANNUAL ADVISORY VOTE CONCERNING EXECUTIVE COMPENSATION; AND (5) AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.
UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
(continued, and to be marked, signed and dated, on the reverse side)